    As filed with The Securities and Exchange Commission on November 14, 1996.

                                                       REGISTRATION NO. 33-98042
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------


                               AMENDMENT NO. 3

                                 TO FORM S-1
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                            --------------------

                   NATIONAL ENERGY RESOURCES TRUST SERIES
                                 A THROUGH L
                       NATIONAL ENERGY RESOURCES, INC.
           (Exact Name of Registrant as Specified in its Charter)

                            --------------------

     OKLAHOMA                                               TO BE APPLIED FOR
      (Trust)                                                 UPON FORMATION
    CALIFORNIA                          1300                         (Trust)
   (Corporation)            (Primary Standard Industrial        95-4492397
(State of Incorporation       Classification Code No.)       (I.R.S. Employer
  or Organization)                                          Identification No.)

                         221800 BURBANK BLVD, SUITE 310
                        WOODLAND HILLS, CALIFORNIA 91364
                                 (800) 201-8666
            (Name, address, including zip code and telephone number,
        including area code, of Registrant's principal executive office)


                 MARSHALL J. FIELD                          WITH COPIES TO:
                     President                          MARK A. ROBERTSON, ESQ.
          NATIONAL ENERGY RESOURCES, INC.                ROBERTSON & WILLIAMS
          21800 BURBANK BLVD., SUITE 310             3033 N.W. 63RD ST., SUITE 160
         WOODLAND HILLS, CALIFORNIA  91364              OKLAHOMA CITY, OK 73116
                  (800) 201-8666                            (405) 848-1944
(Name, address, including zip code and telephone
number, including area code, of agent for service)

                            --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as possible after the Effective Date of the Registration Statement.

                            --------------------

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]


       THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                     NATIONAL ENERGY RESOURCES TRUST SERIES
                                  A THROUGH L
                        NATIONAL ENERGY RESOURCES, INC.

                             CROSS REFERENCE SHEET
                        SHOWING LOCATION IN PROSPECTUS,
                  FILED AS PART OF REGISTRATION STATEMENT, OF
                        INFORMATION REQUIRED BY FORM S-1

   ITEM
NUMBER IN
FORM S-1                     ITEM CAPTION IN FORM S-1                                LOCATION IN PROSPECTUS
--------                     ------------------------                                ----------------------
   1.        Forepart of Registration Statement and Outside
                Front Cover Page of Prospectus  . . . . . . . . . . .       Front Cover Page

   2.        Inside Front and Outside Back
                Cover Pages of Prospectus . . . . . . . . . . . . . .       Back Cover Page

   3.        Summary Information, Risk Factors and Ratio of
                Earnings to Fixed Changes . . . . . . . . . . . . . .       Summary of Prospectus; Risk
                                                                              Factors

   4.        Use of Proceeds  . . . . . . . . . . . . . . . . . . . .       Use of Proceeds

   5.        Determination of Offering Price  . . . . . . . . . . . .       Front Cover Page

   6.        Dilution . . . .   . . . . . . . . . . . . . . . . . . .       Not Applicable

   7.        Selling Security Holders   . . . . . . . . . . . . . . .       Not Applicable

   8.        Plan of Distribution   . . . . . . . . . . . . . . . . .       Front Cover Page; Plan of
                                                                              Distribution

   9.        Description of the Securities    . . . . . . . . . . . .       Summary of Prospectus;
                                                                              Description of Trust Units

  10.        Interest of Named Experts and Counsel  . . . . . . . . .       Not Applicable

  11.        Information with Respect to Registrant   . . . . . . . .       The Trust; National Energy;
                                                                              The Production Payment and
                                                                              Underlying Properties

  12.        Disclosure of Commission Position on
                Indemnification for Securities Act
                Liabilities . . . . . . . . . . . . . . . . . . . . .       National Energy

  13.        Expenses of Issuance and
                Distribution  . . . . . . . . . . . . . . . . . . . .       Part II of Registration Statement

  14.        Indemnification of Directors and Officers  . . . . . . .       Part II of Registration Statement

  15.        Recent Sales of Unregistered Securities  . . . . . . . .       Part II of Registration Statement

  16.        Exhibits; Financial Statement Schedules  . . . . . . . .       Exhibits to Registration Statement

  17.        Undertakings   . . . . . . . . . . . . . . . . . . . . .       Part II of Registration Statement

PROSPECTUS

                        NATIONAL ENERGY RESOURCES, INC.
                     NATIONAL ENERGY RESOURCES TRUST SERIES
                               6,000 TRUST UNITS

       Each unit of beneficial interest ("Trust Unit") offered by National Energy Resources, Inc. ("National Energy") the sponsor of the Trusts, evidences an undivided interest in the National Energy Resources Trusts ("Trusts"), a series of grantor trusts to be formed for the purpose of acquiring oil and gas production payments. The assets of each Trust will consist of defined production payments ("Production Payments") from working interests in producing properties located in Texas, Oklahoma, Louisiana and Mississippi (collectively, the "Underlying Properties"). The Trusts will receive the proceeds of the offering.

       This Prospectus describes the 500 Trust Units offered in National Energy Resources Trust-A ("Trust-A") on an all- or-none basis. The Production Payment to be purchased by Trust-A will entitle the Trust to receive a percentage of the Net Cash Flow from the Underlying Properties until the Trust has received $500,000 plus an amount equal to 12 1/2% per annum of the principal sum. Additional Trust Units may be offered in Trust B through L only upon the closing of this offering, up to a total of 6,000 Trust Units for the entire Series A though L. Each offering including the offering in Trust A, will be for a period of 3 months from the date of its Prospectus, which period may be extended by National Energy for 60 days (the "Offering Period"). Units in only one Trust will be offered at a time. Each Trust will include a minimum of 500 Trust Units and may include a maximum number of Trust Units if the Underlying Properties for such Trust permit a larger Production Payment. All subscriptions will be payable to Boatmen's Trust Company ("Escrow Agent") and will be held along with the Subscription Agreements in escrow by the Escrow Agent until the minimum number of Units is sold or the Offering terminated. Subscription funds will earn interest during the escrow which will be paid to the subscribers promptly after the closing or termination of the offering. Subscription funds will be returned promptly to subscribers by the Escrow Agent if an offering fails to raise $500,000 within the Offering Period.
Subscription Agreements may be revoked by subscribers until they are counter signed by National Energy which has 15 days after receipt of the Subscription Agreements by the Escrow Agent to accept them. Except for the 500 Trust Units to be issued by Trust-A, no Trust Units are offered by this Prospectus unless it is accompanied by a Supplemental Prospectus relating to the Trust for which Trust Units are then being sold. There is no assurance that any additional Trust Units will be offered after the 500 Trust Units for Trust-A.

       Each Trust will be terminated (i) when investors have received from the Production Payment their original investment plus interest at a rate per annum specified for that trust anticipated to occur 5 years from the date of formation of the Trusts; (ii) upon sale of the Production Payment which may occur at any time after 2 years from the date of formation of the Trusts by exercise of the Option by National Energy or a vote of a majority of the Trust Unitholders; (iii) upon expiration of the number of years specified to comply with the rule against perpetuities; or (iv) by vote of a majority of the Trust Unitholders.

       INVESTMENT IN THE SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 11 FOR INFORMATION THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR. SIGNIFICANT RISKS INCLUDE, BUT ARE NOT LIMITED TO:


o HIGH RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY COULD REDUCE REVENUES FROM THE PRODUCTION PAYMENT WHICH WOULD RESULT IN REDUCED DISTRIBUTIONS TO INVESTORS. INVESTORS COULD LOSE ALL OR A SUBSTANTIAL PORTION OF THEIR INVESTMENT.


o INVESTMENT IS ILLIQUID -- INVESTORS MAY NOT BE ABLE TO SELL THEIR TRUST UNITS BECAUSE THERE WILL BE NO MARKET FOR THE TRUST UNITS.

                            (continued on nest page)

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


               The date of this Prospectus is November ___, 1996.

                         (continued from previous page)

o No underlying properties have been identified or selected and therefor, no investor will have an opportunity to evaluate any of the underlying properties before investing in the Trust Units.

o Investors will have limited voting rights with respect to their investments and will be able to terminate the Trust only upon a vote of a majority of Trust Unitholders.

o The operator of the Underlying Properties will not have a fiduciary obligation to Trust Unitholders.

o Trust Unitholders may not compel the Trustee to take legal action against National Energy or any transferee of an Underlying Property for damages caused by a delay or reduction in payment of distributions unless its failure to do so would be in bad faith.

o Trust Unitholders will not participate in revenues from the Underlying Properties in excess of the amount of the investment plus 12 1/2% per annum.

o Investment is suitable only for investors having substantial financial resources and who desire a long-term investment.




==============================================================================================================
                                         Initial Public               Underwriting            Proceeds to
                                         Offering Price              Commission (1)            Trust (2)
--------------------------------------------------------------------------------------------------------------
 Per Trust Unit  . . . . . . .             $1,000.00                     $80.00                 $920.00
                                       -----------------------------------------------------------------------
     Total Trust-A . . . . . .            $500,000.00                  $40,000.00             $460,000.00
     Total Series  . . . . . .           $6,000,000.00                $480,000.00            $5,520,000.00
==============================================================================================================

(1) There is no firm commitment underwriting. The Trust Units are being offered on a best efforts basis by members of the National Association of Securities Dealers, Inc. (the "Soliciting Dealers"). National Energy Resources, Inc. ("Sponsor") has agreed to indemnify the Soliciting Dealers against certain liabilities including liabilities under the Securities Act of 1933, as amended. See "PLAN OF DISTRIBUTION."

(2) Before deducting expenses of the offering payable by Trust estimated at $30,000 for the Trust-A and $360,000 for the entire Series.

                             AVAILABLE INFORMATION

       National Energy Resources Trust Series has filed with the Securities and Exchange Commission, Washington, D.C. ("SEC"), a registration statement on Form S-1, Registration No. 33-98042 ("Registration Statement), under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Trust Units offered hereby. This prospectus (together with any supplement) which is a part of the Registration Statement ("Prospectus"), omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC, and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Trusts and the Trust Units. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copies at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Everett McKinley Dirksen Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604; and 75 Park Place, Room 1228, New York, New York 10007, at prescribed rates.

       This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Trust Units offered hereby in jurisdictions in which such offer or solicitation is unlawful.

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
       The Offering   . . . . . . . . . . . . . . . . . . . . . . . . . .     5
       National Energy Resources Trust Series   . . . . . . . . . . . . .     6
       Trust Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .     7
       National Energy Resources Trust-A  . . . . . . . . . . . . . . . .     8
       National Energy  . . . . . . . . . . . . . . . . . . . . . . . . .     8
       Summary of Risk Factors  . . . . . . . . . . . . . . . . . . . . .     9
       Summary Federal Income Tax Consequences  . . . . . . . . . . . . .    10

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
       Risks Associated with Oil and Gas Industry Generally   . . . . . .    11
       Risks Associated With Trust and Trust Units in Particular  . . . .    12

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

THE TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
       Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . .    15

THE PRODUCTION PAYMENT AND THE UNDERLYING PROPERTIES  . . . . . . . . . .    15
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
       Description of Underlying Properties   . . . . . . . . . . . . . .    15
       Competition, Markets and Regulations   . . . . . . . . . . . . . .    16
       Environmental Regulation   . . . . . . . . . . . . . . . . . . . .    18

NATIONAL ENERGY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       Management   . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
       Consultants  . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
       Blackjack  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . .    21
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
       Classification and Taxation of the Trust   . . . . . . . . . . . .    21
       Direct Taxation of Trust Unitholders   . . . . . . . . . . . . . .    21

       Interest Income  . . . . . . . . . . . . . . . . . . . . . . . . .    21
       Reporting of Trust Income and Expenses   . . . . . . . . . . . . .    21
       Other Income and Expenses  . . . . . . . . . . . . . . . . . . . .    22
       Non-Passive Activity Income and Loss   . . . . . . . . . . . . . .    22
       Sale of Trust Units  . . . . . . . . . . . . . . . . . . . . . . .    22
       Backup Withholding   . . . . . . . . . . . . . . . . . . . . . . .    22
       Registration Provision   . . . . . . . . . . . . . . . . . . . . .    22

ERISA CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

DESCRIPTION OF THE TRUST AGREEMENT  . . . . . . . . . . . . . . . . . . .    23
       Creation and Organization of the Trust; Amendments   . . . . . . .    23
       Assets of the Trust  . . . . . . . . . . . . . . . . . . . . . . .    24
       Duties and Limited Powers of the Trustee   . . . . . . . . . . . .    24
       Liabilities of the Trust   . . . . . . . . . . . . . . . . . . . .    25
       Fiduciary Responsibility and Liability of the Trustee  . . . . . .    25
       Reserve Fund   . . . . . . . . . . . . . . . . . . . . . . . . . .    25
       Duration of the Trust; Sale of Production Payment  . . . . . . . .    26
       Compensation of the Trustee  . . . . . . . . . . . . . . . . . . .    26
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .    26

DESCRIPTION OF THE TRUST UNITS  . . . . . . . . . . . . . . . . . . . . .    26
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
       Distributions and Income Computations  . . . . . . . . . . . . . .    27
       Transfer of Trust Units  . . . . . . . . . . . . . . . . . . . . .    27
       Periodic Reports   . . . . . . . . . . . . . . . . . . . . . . . .    27
       Liability of Trust Unitholders   . . . . . . . . . . . . . . . . .    27
       Voting Rights of Trust Unitholders   . . . . . . . . . . . . . . .    28

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .    28
       Subscription Procedures and Payments   . . . . . . . . . . . . . .    28
       Suitability Standards  . . . . . . . . . . . . . . . . . . . . . .    29

VALIDITY OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . .    29

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .    30

SUBSCRIPTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   Exhibit A

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. See "Risk Factors" for considerations relevant to an investment in the Trust Units.

                                  THE OFFERING

Trust Units offered . . . . . . . . .     A total of 6,000 Trust Units is being
                                          offered of which only 500 to be
                                          issued by Trust-A are being offered
                                          by means of this Prospectus. The
                                          additional Trust Units will be
                                          offered only by this Prospectus when
                                          accompanied by a Supplemental
                                          Prospectus relating to the Trust in
                                          which Trust Units are then being
                                          offered.

Purchase Price  . . . . . . . . . . .     $1,000 per Trust Unit with a minimum
                                          of Ten (10) Trust Units ($10,000) per
                                          investor and a minimum of 500
                                          ($500,000) total Trust Units per
                                          Trust.  Trust A will consist of 500
                                          Trust Units.  Trusts offered later
                                          may include additional Trust Units.


Production Payment  . . . . . . . . .     For Trust A, the Production Payment
                                          will be equal to a percentage of the
                                          Net Cash Flow from the Underlying
                                          Properties until Trust A receives
                                          $500,000 plus 12 1/2% per annum.  For
                                          the other Trusts the percentage of
                                          Net Cash Flow will vary depending on
                                          the estimated future net revenues of
                                          the wells selected and the interest
                                          rate may vary from 12% to 14%.

Use of Proceeds . . . . . . . . . . .     8% commission payable to the selling
                                          broker dealer; up to 6% as a
                                          reimbursement of offering expenses to
                                          National Energy; 86% to the Trust for
                                          the purchase of the Production
                                          Payment from National Energy.

Sponsor . . . . . . . . . . . . . . .     National Energy Resources, Inc.
                                          21800 Burbank Blvd., Suite 310
                                          Woodland Hills, California 91364
                                          (800) 201-8666

Trustee . . . . . . . . . . . . . . .     Boatmen's Trust Company, an Oklahoma
                                          trust company


Operator of Underlying Properties . .     Blackjack Oil & Gas, Inc. or other
                                          independent third parties.

Cash Distributions  . . . . . . . . .     Semi-annual distributions will be
                                          made to Trust Unitholders in an
                                          amount equal to 12 1/2% per annum on
                                          the amount of their investment.  The
                                          excess of receipts from the
                                          Production Payment over the
                                          distribution will be used to
                                          establish a Reserve Fund to pay the
                                          amount of Unitholder's investment
                                          upon the termination of the Trust.


Trust Term  . . . . . . . . . . . . .     The Trust will terminate when the
                                          Production Payment is paid in full
                                          which is expected to occur in 5
                                          years.  The Trust will also terminate
                                          if National Energy exercises its
                                          option to repurchase the Production
                                          Payment which may occur  at any time
                                          after 2 years from the effective date
                                          of the Production Payment.  Otherwise
                                          the Trust will terminate upon vote of
                                          a majority of the Unitholders or the
                                          lapse of years specified in the Trust
                                          Agreement to avoid violation of the
                                          rule against perpetuities.


Redemption of
  Trust Units . . . . . . . . . . . .     No Trust Units will be redeemed
                                          except in connection with the
                                          termination of the Trust when all
                                          Trust Unitholders will receive
                                          distributions in complete payment of
                                          their initial investments (or partial
                                          payment if cash proceeds of Trust
                                          Assets are insufficient to make full
                                          payment).


Relationship of Parties . . . . . . .     National Energy is the sponsor of the
                                          Trusts and will be the working
                                          interest owner of the Underlying
                                          Properties.  The Trust will own a
                                          Production Payment in the Underlying
                                          Properties.  The Bank, as Trustee,
                                          will receive the monthly payments on
                                          the Production Payment, distribute
                                          the interest portion to investors,
                                          and deposit the principal portion in
                                          the Reserve Fund.  Investors will be
                                          Trust Unitholders and beneficiaries
                                          of the Trust.  As Trustee, the Bank
                                          will have a fiduciary duty to
                                          investors.  Blackjack, as operator of
                                          the Underlying Properties, and any
                                          other party who may act as operator,
                                          will have a contractual relationship
                                          to National Energy as a working
                                          interest owner, but there will be no
                                          direct relationship between the
                                          operator of the wells and the Trust,
                                          the Trustee or the Unitholders.

                     NATIONAL ENERGY RESOURCES TRUST SERIES

       National Energy Resources, Inc. ("National Energy") is the sponsor of a series of trusts offering up to 6,000 units of beneficial interests ("Trust Units"). Certificates evidencing the Trust Units will be issued on the Closing Date of each trust. Each trust will offer a minimum of 500 Trust Units for a possible total of 12 grantor trusts to be formed during the 12 month period following the effective date of registration of the Trust Units.

       Each trust will be a grantor trust formed pursuant to a Trust Agreement in substantially the form of agreement included in the Registration Statement filed with the SEC. Boatmen's Trust Company will serve as the trustee of each trust and subscribers to Trust Units will be the grantors and the beneficiaries of the trusts. The name of the trusts will be National Energy Resources Trust plus the designation of a letter from A through L to indicate the specific trust. Subscribers to the first 500 Trust Units will be grantors and beneficiaries of National Energy Resources Trust-A ("Trust-A"), subscribers to the second 500 Trust Units will be grantors and beneficiaries of National Energy Resources Trust B and so forth unless in the discretion of National Energy a trust should be formed with more than the minimum 500 Trust Units. In no event will a trust be formed with less than 500 Trust Units. The term "Trust" as used hereafter shall refer to all the trusts together or to a single trust as the context may require.


       Except for the 500 Trust Units to be issued by Trust-A, no Trust Units are offered by this Prospectus unless it is accompanied by a Supplemental Prospectus relating to the Trust for which Trust Units are then being sold. There is no assurance that any additional Trust Units will be offered after the 500 Trust Units for Trust-A.

       The Trust will be a passive entity and will not engage in business. The Trustee will have only such powers as are necessary for the collection and distribution of the proceeds received by the fund, the establishment, maintenance and final distribution of a Reserve Fund and the payment of Trust liabilities and expenses.

                                  TRUST ASSETS


       After the completion of the offering for each Trust, the Trust will purchase from National Energy a production payment from a group of oil and gas properties (the "Underlying Properties") which will entitle the Trust to receive a specified percentage of net cash flow from the Underlying Properties until the Trust has received a sum of money equal to the total contributions of Trust Unitholders (at least $500,000 for each trust) plus a specified annual rate of return which is expected to range from 12% to 14%. The annual rate of return for Trust Unitholders in Trust A will be 12 1/2%. The specific terms of the Production Payment, a description of the Underlying Properties from which the Production Payment is carved and an estimate of the reserves attributable to the Underlying Properties as well as to the Production Payment as they relate to a particular Trust will be described in a report to the Trust Unitholders upon identification of the Underlying Properties after the formation of the Trust.

       The Production Payment owned by the Trust and the Reserve Fund established by the Trustee out of part of the receipts of the Production Payment will be the sole assets of a Trust. The Underlying Properties from which a Production Payment is carved will be completely separate from the Underlying Properties burdened by a Production Payment payable to another Trust.

       PRODUCTION PAYMENT. A production payment is a right to a specified share of the production from minerals in place or the proceeds from production which has an expected economic life at the time of its creation of shorter duration than the economic life of one or more of the mineral properties burdened by the payment. The share of production may be limited in time by dollar amount or amount of production. The Production Payment owned by a Trust will be limited by the dollar amount of the total contributions ($500,000 or more) to the Trust by its grantors (the subscribers to Trust Units) plus a specified percentage (from 12% to 14%) per annum of the total contributions. The Production Payment will be payable by National Energy out of a specified percentage of the net cash flow from the Underlying Properties. "Net Cash Flow" is defined in the Conveyance of Production Payment as the total revenues received from the sale of production less all costs and expenses, including gross production taxes, lease operating expenses, workover costs, development costs, and any other expenses directly attributable to ownership of the working interest in the Underlying Properties other than Federal and state income tax. National Energy expects to acquire only those Underlying Properties which have estimated reserves sufficient to create a Production Payment which will reach its term in 5 years or less, but there can be no assurances that any Production Payment will be paid in full in the expected time period or any time period. See "Risk Factors."

       Under the terms of the Conveyance of Production Payment, National Energy will have the right to repurchase the Production Payment at any time after 2 years from the Effective Date at a purchase price equal to an amount sufficient to pay the amount of the total contributions of the Trust Unitholders plus the specified annual rate of return for that Trust, less amounts already distributed to the Unitholders and the amount held in the Reserve Fund. In this event, the Trustee would distribute the cash to the Trust Unitholders and terminate the Trust.

       UNDERLYING PROPERTIES. National Energy will acquire working interests in a group of oil and gas leases on which are located producing oil and gas wells from Blackjack Oil & Gas, Inc. ("Blackjack") an Oklahoma corporation which is not affiliated with National Energy or the Trust, or from other independent oil and gas operators. Blackjack owns, operates and acquires oil and gas properties located principally in Oklahoma, Texas, Louisiana and Mississippi.
A "working interest" is an interest in an oil and gas leasehold which is subject to some portion of the cost of development, operation, or maintenance. Although National Energy will be responsible for development costs, and such costs would be deducted in calculating Net Cash Flow out of which the Production Payment is paid, National Energy will not acquire working interests in Underlying Properties where additional wells are expected to be drilled. There will be, however, some workover costs associated with the wells to be acquired, which will be paid by National Energy and deducted from gross revenues in calculating Net Cash Flow. National Energy will own the Underlying Properties subject to and burdened by the Production Payment, and is entitled to any Net Cash Flow received by reason of such ownership in excess of the percentage of Net Cash Flow paid to the Trust in satisfaction of the Production Payment.

       RESERVE FUND.   The Production Payment owned by a Trust will entitle the
Trust to receive a specified percentage of the Net Cash Flow from the Underlying Properties until the Trust has received the total investment in the Trust made by Trust Unitholders plus a specified rate of return (from 12% to 14% per annum). Therefore, a portion of each payment received by the Trust represents a return of capital. That part of the Production Payment which represents a return of capital will be set aside in a separate interest bearing account as a sinking fund (the "Reserve Fund"). Upon the full payment of the Production Payment, the Trust will terminate and amounts in the Reserve Fund will be distributed to Trust Unitholders as a return of their investment. The Trustee will manage the Reserve Fund and will make all investment decisions with regard to the funds; however, National Energy has the right to make recommendations to the Trustee concerning investments of the Reserve Fund. Interest received on the Reserve Fund will be used to pay general and
administrative expenses of the Trust and the Trustee's fees.   Interest in
excess of Trust expenses will reduce the amount owed under the Production Payment and will be distributed to Trust Unitholders upon termination of the Trust.

                       NATIONAL ENERGY RESOURCES TRUST-A

       National Energy will acquire working interests in properties which are expected to generate Net Cash Flow in sufficient amounts to repay the Production Payment in 5 years from a specified percentage of less than 100% of the Net Cash Flow. The Underlying Properties are expected to be located in Oklahoma, Texas or Louisiana and may consist of oil production, natural gas production or a combination of both oil and gas.

       The Underlying Properties will be selected for their consistent production history and for estimated future net revenues in the amounts sufficient to return $500,000 plus 12.5% per annum in 5 years without depleting reserves since it is a requirement for production payments that they be paid solely out of reserves in a period less that the life of the properties as estimated at the time the production payment is created. The Company does not intend to acquire any interest in adjacent properties; however, the operator may acquire or own such an interest. The Trusts would not be entitled to participate in any other wells in the area as the Production Payment will be limited to the wells acquired. Oklahoma's spacing laws would prevent the operator from drilling additional wells which would jeopardize production from the Underlying Properties. If drainage occurs, the trusts would have legal rights to damages.

                                NATIONAL ENERGY

       National Energy Resources, Inc. is a California corporation formed in August, 1994 for the purpose of engaging in the development and ownership of oil and gas and for forming the Trusts and conducting this offering. Its shareholder is Marshall J. Field who owns 100% of the issued and outstanding stock of National Energy. Its only officer is Marshall J. Field. National Energy was formed with minimum capital and its initial capital has been substantially used in the up front costs of the offering for which it will be reimbursed out of the proceeds of sale of Trust Units. The principal executive offices of National Energy are located at 21800 Burbank Blvd., Suite 310, Woodland Hills, California 91364 and its telephone number is (800) 201-8666. See "National Energy."

       National Energy has no prior experience in the oil and gas industry nor does it have prior experience in sponsoring oil and gas investments such as the Trust Units.

                            SUMMARY OF RISK FACTORS

       An investment in the Units is subject to certain risk factors that should be evaluated by prospective investors before purchasing the Units. Such risk factors include:

       Risks associated with the oil and gas industry generally, including:

       (a) decreased revenues and reduced production due to volatility of oil and natural gas prices;

       (b) increased production expenses which could result in reduced oil or gas production volumes;

       (c) reduced value of the Units if the reserve estimates of quantities and values of natural gas differ materially from actual quantities and values of reserves;

       (d) risks of reduced distributions to Unitholders if production were interrupted for any reason;

       (e) entities not controlled by National Energy could curtail production on the Underlying Properties or excess production capacity could reduce natural gas prices, either of which could adversely affect the Trust distributions;

       (f) the amount of cash distributions throughout the year may vary substantially due to the seasonal nature of demand;

       (g) decisions regarding operations, future development and production levels are made by an independent entity and such decisions may result in decreased cash distributions; and

       (h) the operator of the Underlying Properties has no contractual or fiduciary duty to protect the interests of the Unitholders.

       Risks associated with the Trust and the Trust Units in particular, include:

       (a) Trustee is not personally liable to Unitholders under terms of Trust Agreement unless it acts in bad faith;

       (b) No Underlying Properties have been identified or selected and therefor, no investor will have an opportunity to evaluate any of the Underlying Properties before investing in the Trust Units.

       (c) Transfer of Underlying Properties in violation of Conveyance could result in delay of distribution;

       (d) Portions of Production Payment would be extinguished if a well is abandoned;

       (e)    Trust Unitholders have limited voting rights;

       (f)    No secondary market for Trust Units and illiquid investment; and

       (g) Trust Unitholders will not participate in revenues in excess of Production Payment.

                    SUMMARY FEDERAL INCOME TAX CONSEQUENCES

       THE TAX CONSEQUENCES OF AN INVESTMENT IN TRUST UNITS TO A PARTICULAR INVESTOR WILL DEPEND IN PART ON THE INVESTOR'S OWN TAX CIRCUMSTANCES. EACH PROSPECTIVE INVESTOR SHOULD THEREFORE CONSULT HIS OWN TAX ADVISOR ABOUT THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO SUCH INVESTOR IN TRUST UNITS.

       The following is a summary of certain Federal income tax consequences of acquiring, owning and disposing of Trust Units and is based on the opinion of Robertson & Williams, counsel to National Energy Resources, Inc. ("Counsel"). For a more detailed discussion of these consequences and the qualifications to and limitations of the opinions of Counsel, see "Federal Income Tax Consequences" and "Risk Factors -- Tax Considerations."

Classification and Taxation
    of the Trust  . . . . . . . . .   The Trust will be treated as a grantor
                                      trust and not as an association taxable
                                      as a corporation.  As a grantor trust,
                                      the Trust will not be subject to tax. If the Trust were treated as an association taxable as a corporation, it would be treated as a separate entity subject to corporate tax on its taxable income.

Taxation of Holders . . . . . . . .   Because the Trust will be treated as a
                                      grantor trust for Federal income tax
                                      purposes, and because a Trust Unitholder will be treated, for Federal income tax purposes, as directly owning an interest in the assets of the Trust, each Trust
                                      Unitholder will be taxed directly on his pro rata share of income attributable to the assets of the Trust consistent with the Trust Unitholder's method of accounting and without regard to the taxable year or accounting method employed by the Trust.

Interest Income . . . . . . . . . .   For Federal income tax purposes, the
                                      Production Payment will be treated as a
                                      debt obligation.  As a result, each
                                      purchaser of a Trust Unit will be
                                      required to treat that portion of each
                                      payment received by the Trust and
                                      distributed monthly to Trust Unitholders as interest income.

Holder Reporting Information  . . .   Year-end tax information will be
                                      furnished to Trust Unitholders no later
                                      than March 31 of the following year.

                                  RISK FACTORS


       An investment in the Trust is speculative and involves a high degree of risk in which investors could lose all or a substantial portion of their investment. Prior to making an investment, prospective investors should carefully consider the following risk factors inherent in and affecting the business of the Trust and this offering.


RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY GENERALLY

       POTENTIAL DECREASE IN REVENUES DUE TO VOLATILITY OF OIL AND NATURAL GAS PRICES AND PRODUCTION. The Trust's revenues will be dependent on the prices received for oil and natural gas production from the Underlying Properties and, in the case of Underlying Properties that are working interests, the costs of producing and developing such oil and natural gas. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond the control of the Trust and National Energy. These factors include political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand, the severity of weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. In recent years, natural gas prices have been more depressed than they have been historically when compared (on a net equivalent barrel basis) to the price of oil. Although National Energy believes that in the long-term prices for natural gas will increase in relation to oil prices, no assurances can be made that natural gas prices will increase in relation to oil prices or that the price of natural gas will increase at all. Additionally, lower oil and natural gas prices may reduce the amount of oil and natural gas that is economic to produce.

       Oil and natural gas prices have historically been volatile and are likely to continue to be volatile in the future. Such volatility makes it difficult to estimate the future levels of cash distributions to Trust Unitholders or the value of the Trust Units.

       PRODUCTION EXPENSES - MAY AFFECT PRODUCTION AND REVENUES TO TRUST. Production expenses typically include labor, fuel, repairs, hauling, pumping, insurance, storage, and supervision and administration. Production expenses may influence the decision of the operator as to the volume of oil or natural gas to produce from a property or the decision to shut-in or abandon a well. A working interest owner is obligated for its proportionate share of production expenses. Accordingly, higher or lower production expenses on the Underlying Properties may directly decrease or increase the amount received by the Trust from the Production Payment. All of the Underlying Properties are in productive fields where, based on information provided by Blackjack, material increases in production expenses are currently not expected to occur in the next several years.

       REDUCED VALUE OF UNITS IF RESERVE ESTIMATES ARE INACCURATE. The value of the Trust Units will be substantially dependent upon the proved producing reserves attributable to the Production Payments owned by the Trust. There are many uncertainties inherent in estimating quantities and value of proved reserves and in projecting future rates of production. The reserve data which will be relied on by National Energy to identify appropriate properties for acquisition will be prepared by independent consultants in a manner customary in the industry in an engineering reserve report. However, they are estimates only, and quantities and estimated values of oil and gas may differ from the amounts set out in such reserve reports.

       DISTRIBUTION COULD BE AFFECTED IF PRODUCTION IS INTERRUPTED. Trust distributions could be adversely affected if any of the hazards typically associated with the production and transportation of oil and natural gas were to occur, including personal injuries, property damage, damage to productive formations or equipment and environmental damages. Uninsured costs for damages for any of the foregoing will directly reduce the Production Payments from the Underlying Properties to the extent such damages reduce the volume of oil and natural gas produced.

       PRODUCTION COULD BE VOLUNTARILY CURTAILED, REDUCING TRUST DISTRIBUTION. To the extent that production from the Underlying Properties is comprised of natural gas, from the revenues of the Trust and the amount of cash distributions made by the Trust will be dependent upon, among other things, the volume of nature gas produced and the price at which such natural gas is sold. Since the early 1980's, the available natural gas production capacity nationwide has exceeded the demand by users of such gas, resulting in demand-related production curtailments.

In addition, existing gathering systems and pipelines transporting natural gas to the users of such gas may not have sufficient capacity to transport the entire allowable production from a field, resulting in production from the Underlying Properties being curtailed. Curtailment may exist for demand-related reasons. See "The Production Payments and the Underlying Properties."

       In addition, during the 1980's and early 1990's, excess natural gas production capacity in the United States has generally resulted in downward pressure on natural gas prices. The effect of any excess production capacity which exists in the future cannot be predicted with certainty; however, any such excess capacity may have a material adverse effect on Trust distributions through its impact on prices and volumes.

       SEASONAL DEMAND MAY CAUSE DISTRIBUTION TO VARY SUBSTANTIALLY. Due to the seasonal nature of demand for natural gas and its effect on sales prices and production volumes, the cash distributions by the Trust may vary substantially on a seasonal basis. Generally, natural gas production volumes and prices tend to be higher during the first and fourth quarters of the calendar year. Because of the lag between National Energy's receipt of revenues related to the Underlying Properties and the dates on which distributions are made to Trust Unitholders, however, the seasonality that affects production and prices generally should be reflected in distributions by the Trust in later periods.

       NATIONAL ENERGY AND THE TRUST EXERCISE LIMITED CONTROL OF OPERATIONS AND DEVELOPMENT OF THE UNDERLYING PROPERTIES. Under the terms of the Production Payment, neither the Trustee nor the Trust Unitholders will be able to influence or control the operations or future development of the Underlying Properties. Additionally, National Energy, which will be the owner of the Underlying Properties, will not operate or be able to significantly influence the operations or future development of such Underlying Properties. All such operations will be controlled by persons unaffiliated with the Trustee and National Energy.

       Each of the Underlying Properties will have an operating agreement whereby, if the requisite percentage of working interest holders approve a development project, all such holders are required to pay their proportionate share of development costs. The working interests to be acquired by National Energy may not constitute a sufficient interest in any property to veto or control a development decision. Under the terms of the Conveyance creating the Production Payment in these Underlying Properties, the Trust will not be liable for any development costs, but the amount of such development costs will be deducted when computing Net Cash Flow payable to the Trust from such properties.

       THE OPERATOR OF THE UNDERLYING PROPERTIES HAS NO DUTY TO PROTECT INTERESTS OF UNITHOLDERS. Under the terms of a typical operating agreement relating to oil and gas properties, the operator owes a duty to working interest owners to conduct the operations on the Underlying Properties in a good and workmanlike manner and in accordance with its best judgment of what a prudent operator would do under the same or similar circumstances. The operator of any Underlying Properties will have no contractual or fiduciary duty to protect the interest of the Trust or the Unitholders other than indirectly through its duty of prudent operations to National Energy as a working interest owner.

RISKS ASSOCIATED WITH TRUST AND TRUST UNITS IN PARTICULAR

       FIDUCIARY RESPONSIBILITY OF TRUSTEE. The Trustee is responsible to the Trust Unitholders as a fiduciary and, as such, under Oklahoma law is required to act in the best interests of the Trust Unitholders at all times and to exercise the judgment and care in supervising and managing the Trust's assets exercised by persons of ordinary prudence, discretion and intelligence. The Trust Agreement ("Agreement") provides, however, that the Trustee will not be personally liable to the Trust Unitholders for the failure to exercise such standard of judgment and care, unless such failure is the result of bad faith.

       Due to the passive nature of the Trust, the Trustee is not required to make business decisions affecting the assets of the Trust. Therefore, the Trustee's primary functions under the Agreement are anticipated to be ministerial. Under certain circumstances, however, the Trustee may be required to approve or disapprove an extraordinary transaction affecting the Trust and Trust Unitholders. These transactions include a sale of the

Production Payment, termination of the Trust and amendment of the Agreement. The Trustee is required to act in the best interests of Trust Unitholders in connection with any future extraordinary transactions but is not required to retain an unaffiliated person to represent the Trust Unitholders.

       Under Oklahoma law, if the Trustee, in bad faith, were to fail to collect amounts owed to the Trust or distribute cash held by the Trust for distribution, or otherwise, in bad faith, take or omit to take any action that is in the best interest of the Trust Unitholders, the Trustee would be liable to the Trust Unitholders for damages caused by any such act or omission, including any loss or depreciation in value of the Trust assets or failure to make a profit from such assets caused by such act or omission. Oklahoma law permits the Trust Unitholders to file an action seeking other remedies for such acts or omissions in addition to damages, including removal of the Trustee, specific performance, appointment of a receiver, an accounting by the Trustee to the Trust Unitholders, exemplary damages and other remedies. The availability of these remedies provided by Oklahoma law is explicitly incorporated into the Agreement.

       UNDERLYING PROPERTIES NOT YET IDENTIFIED OR SELECTED; NO OPPORTUNITY TO EVALUATE UNDERLYING PROPERTIES. National Energy has not, as of the date of this Prospectus, selected or agreed to purchase any particular Underlying Properties from which Production Payment will be made. National Energy will select all Underlying Properties to be acquired and prospective investors will not have an opportunity to review those Underlying Properties before investing in the Trust Units or to participate in the selection of the Underlying Properties after an investment is made. See "Production Payment and Underlying Properties."

       TRANSFER OF UNDERLYING PROPERTIES IN VIOLATION OF CONVEYANCE COULD RESULT IN DELAYED DISTRIBUTION. National Energy will purchase the Underlying Properties from which will be conveyed the Production Payment to Trust-A.
Under the terms of the Conveyance, National Energy will have no right to transfer all or any portion of its working, royalty, overriding royalty or fee mineral interests comprising the Underlying Properties as long as they are burdened by the Production Payment without the consent of the Trustee. In the opinion of Robertson & Williams, counsel to National Energy, the Production Payment will constitute a real property interest and upon recording of the Conveyance creating the Production Payment in the appropriate real property records, the Production Payment will have priority over National Energy's creditors and transferees, whose rights would be subject to the Production Payment and whose interests would be subsequent and inferior to the Production Payment. Any transferee will succeed to the responsibilities of National Energy as to the interests so transferred, including the payment duties and corresponding liabilities to the Trust for damages caused by breach of such responsibilities. The Trust Agreement does not provide a specific mechanism whereby Trust Unitholders may compel the Trustee to institute action against National Energy or a transferee of an Underlying Property for damages caused by a delay or reduction in the payment of Production Payment to the Trust. As discussed under "-- Fiduciary Responsibility of Trustee," above, if the Trustee were to refuse in bad faith to enforce such damage remedies, the Trustee would be liable to the Trust Unitholders.

       The Trustee may cause the sale of the Production Payments if the holders of a majority of the Trust Units approve such sale or if National Energy exercises its option to purchase the Production Payment after two years. The net proceeds of any sale will be distributed to the Trust Unitholders and the Trust would be terminated. See "Description of the Trust Agreement -- Duration of the Trust; Sale of Production Payments."

       ABANDONMENT OF A WELL WILL EXTINGUISH PORTION OF PRODUCTION PAYMENT. National Energy and any transferees will have the right to abandon any well or property on an Underlying Property that is a working interest if, in its opinion, such well or property ceases to produce or is not capable of producing in commercially paying quantities, and upon termination of any such lease, that portion of the Production Payments relating thereto will be extinguished.

       It is anticipated the Underlying Properties will be operated by Blackjack and National Energy does not anticipate any change in operations. The operator of the Underlying Properties will be under no obligation to continue operating the properties, and the Trustee, Trust Unitholders and National Energy may be unable to appoint or control the appointment of a replacement operator. See "Production Payments and the Underlying Properties -- Description of the Underlying Properties."

       LIMITED VOTING RIGHTS OF TRUST UNITHOLDERS. While Trust Unitholders will have certain voting rights pursuant to the terms of the Trust Agreement, these rights are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of Trust Unitholders or for an annual or other periodic re-election of the Trustee. See "Description of the Trust Units -- Voting Rights of Trust Unitholders."


       TAX CONSIDERATIONS. The Trust has received an opinion of Counsel that the Trust is a "grantor trust" for Federal income tax purposes, and that each Trust Unitholder will be taxed directly on his pro rata share of the income of the Trust and his pro rata share of other deductions of the Trust. The income of the Trust will be deemed to have been received or accrued by the Trust Unitholders at the time such income is received or accrued by the Trust and not when distributed by the Trust, therefore, it is possible that the Trust could realize income without any corresponding distribution to Unitholders. Counsel believes that its opinion is in accordance with the present position of the IRS regarding these tax questions. There can be no assurances that National Energy or the Trust would be granted such a ruling if requested or that the IRS will not change it position in the future. The tax treatment of the Trust and Trust Unitholders could be materially different from that described above if the IRS were to successfully challenge that treatment. See "Federal Income Tax Consequences."

       LACK OF SECONDARY MARKET AND ILLIQUID INVESTMENT. There is no secondary market for the Trust Units and none is anticipated. Trust Unitholders will therefore, not be able to liquidate their investment readily and should expect to hold the Trust Units for the duration of the Trust.


       TRUST UNITHOLDERS WILL NOT PARTICIPATE IN EXCESS REVENUES. The Trust will receive from the Production Payment only the amounts specified in the Conveyance which for Trust A is $500,000 plus 12 1/2% per annum. This amount will be paid out of a specified percentage of the Net Cash Flow from the sale of oil and gas produced by the Underlying Properties (which may be a different percentage for other Trusts). National Energy will acquire only Underlying Properties where it is anticipated the Production Payment will be paid in 5 years based on reserve reports at the time of the acquisition. If gas prices or production increase, the Trust will not receive a larger total sum but the Production Payment will be paid in a shorter time period. If gas prices or production decrease, the Production Payment will be paid over a longer period and there is the risk that it will not be paid in full.

                                USE OF PROCEEDS

       The Trust will receive all the proceeds from the sale of the Trust Units, all of which will be paid to National Energy for the Production Payment. National Energy will apply the proceeds from the sale of Trust Units in Trust-A in the approximate amounts set forth in the table below although there can be no assurance that the actual amounts will not vary from those set forth below:

        Commissions                                   $ 40,000
        Offering Expenses(1)(2)                         30,000
        Acquisition of Production Payment              430,000

------------------

(1) Includes legal and accounting fees, consulting fees, Federal and state securities registration fees, escrow fees, printing and copying charges, telephone expense and miscellaneous costs.

(2)    In no event will offering expenses exceed 6% of the Offering proceeds.

                                   THE TRUST

       Trust-A will be formed pursuant to the Trust Agreement between Boatmen's Trust Company as trustee, and National Energy upon the deposit into escrow of $500,000 in payment for 500 Trust Units.

       National Energy will purchase the Underlying Properties which will be subject to and burdened by the Production Payment to be purchased by Trust-A from the proceeds of this offering. Accordingly, National Energy, as owner of the Underlying Properties, will receive payments from purchasers of production or the operators of such properties. National Energy will aggregate these payments, deduct operating costs and other expenses related to the Underlying Properties, and make payment to the Trustee each month for the amounts due to Trust-A under the Production Payment.

FEES AND EXPENSES

       The following is a description of certain fees and expenses anticipated to be paid or borne by Trust-A, including all fees expected to be paid to National Energy, the Trustee or their affiliates.


       ORGANIZATIONAL AND OFFERING EXPENSE. The organization and offering expenses allocable to Trust-A are $30,000 (6% of the subscription proceeds) for legal and accounting fees, consulting and engineering fees, registration fees, printing and miscellaneous costs, which will be reimbursed to National Energy upon the close of the offering of Trust Units in Trust-A. Each subsequent trust will bear the same percentage (6%) for organizational and offering expenses. National Energy has borne and paid the expenses of the entire offering of Units in the Trust Series but each trust will reimburse National Energy only one-twelfth (1/12) of such expenses or if more than 500 Units are offered by a Trust, that Trust will bear expenses in proportion to the number of Units issued by it bears to the total number of Units included in the registration. National Energy will not be reimbursed for expenses of the Offering attributable to unsold Trust Units.

       INTEREST. National Energy will not pay interest on any amounts received from the Underlying Properties prior to payment to Trust-A.

       TRUST ADMINISTRATIVE EXPENSES. The Trustee will be paid a trustee fee of $1,200 per year per trust and an escrow fee of $600 per account. See "Description of the Trust Agreement -- Compensation of the Trustee." The Trust will also incur legal, accounting and engineering fees, mailing and printing costs and other expenses which will be reimbursed to the Trustee at cost.

              THE PRODUCTION PAYMENT AND THE UNDERLYING PROPERTIES

GENERAL


       The Production Payments will be carved out of the Underlying Properties which will consist of working interests in producing oil and gas properties acquired by National Energy from Blackjack or other independent oil and gas operators. The Production Payment to be acquired by Trust-A will entitle Trust- A to receive a specific percentage of the Net Cash Flow from the sale of oil and gas produced from the Underlying Properties until the Trust has received generally the total investment made by its Trust Unitholders ("Primary Sum") as adjusted for potential expenses, interest income on reserves and general and administrative expenses, plus interest at the rate of 12 1/2% per annum on the Primary Sum. The Primary Sum will be increased if the Trust should be compelled for any reason to make payments on account of ownership of the Production Payment and will be decreased by the amount of interest income on the Reserve Account in excess of general and administrative expenses, if any. The net effect of these adjustments is to maintain the Primary Sum at $500,000. In general, Net Cash Flow equals the gross proceeds received by National Energy from the sale of production less designated costs, including transportation and marketing costs, applicable production and property taxes, operating and development costs. The computation of the Production Payment and its repayment is more specifically described in the Conveyance.


DESCRIPTION OF UNDERLYING PROPERTIES


       National Energy will acquire working interests in properties which are expected to generate Net Cash Flow in sufficient amounts to repay the Production Payment in 5 years from a specified percentage of less than 100% of the Net Cash Flow. The Underlying Properties are expected to be located in Oklahoma, Texas or Louisiana and may consist of oil production, natural gas production or a combination of both oil and gas.

       The reserve estimates will be prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of period-end prices for oil and natural gas and period-end costs for estimated future development and production expenditures to produce the proved reserves. Future net cash flows are discounted at a 10% per annum rate.


       Proved reserve quantities are estimates based on information available, including prices and costs, at the time of preparation. Such estimates are by their very nature imprecise and subject to change as additional information becomes available. The reserve report uses prices for natural gas in effect at the time the reserve report is prepared. Such prices are influenced by seasonal demand for natural gas and may not be the most appropriate or representative prices to use in estimating future revenues or reserve data.
The reserves actually recovered and the timing of production of those reserves may be substantially different from the estimates. Moreover, the present values shown in a reserve report should not be considered representative of the market value of such reserves. A market value determination would include many additional factors.


       RESERVES. National Energy will obtain a reserve report on each Underlying Property acquired by it. The reserve reports for Underlying Properties must reflect that the Production Payment is capable of being repaid in less than the useful life of the properties.


       Proved reserve quantities in the reserve reports will be calculated in accordance with the SEC's guidelines for disclosure of oil and natural gas reserves and assume that oil and natural gas prices, production expenses and development costs in effect on the date of the report remain constant over the economic life of the property. Proved reserve quantities for the Underlying Properties are calculated by multiplying the net revenue interest applicable to the Underlying Properties by the total amount of oil and natural gas estimated to be economically recoverable from the properties. Reserve quantities are calculated differently for the Production Payment because such interests do not entitle the Trust to a specific quantity of oil or gas. Proved reserves attributable to the Production Payment, which are carved out of the Underlying Properties are calculated by deducting an amount of oil or gas sufficient, if sold at the prices used in preparing the reserve estimates for the Underlying Properties, to pay the Primary Sum, as adjusted for interest earned, less general and administrative expenses, plus interest at an annual rate of 12-1/2% over a term of 5 years. As oil and natural gas prices vary from those used to calculate the applicable reserve estimate, more or less quantities of oil and natural gas are required to pay in full the Production Payment.


       The Underlying Properties will be selected for their consistent production history and for estimated future net revenues in the amounts sufficient to return $500,000 plus 12.5% per annum in 5 years without depleting reserves since it is a requirement for production payments that they be paid solely out of reserves in a period less that the life of the properties as estimated at the time the production payment is created. The Company does not intend to acquire any interest in adjacent properties; however, the operator may acquire or own such an interest. The Trusts would not be entitled to participate in any other wells in the area as the Production Payment will be limited to the wells acquired. Oklahoma's spacing laws would prevent the operator from drilling additional wells which would jeopardize production from the Underlying Properties. If drainage occurs, the trusts would have legal rights to damages.

COMPETITION, MARKETS AND REGULATIONS

       COMPETITION. The oil and natural gas industry is highly competitive in all of its phases. National Energy will encounter competition from major oil and natural gas companies, independent oil and natural gas concerns, and individual producers and operators. Many of these competitors have greater financial and other resources than National Energy. Competition may also be presented by alternative fuel sources, including heating oil and other fossil fuels.


       MARKETS. Where the Underlying Properties consist of royalty or royalty interests in properties, the operators of the properties will make all decisions regarding the marketing and sales of oil and natural gas production. Although National Energy generally has the right to market oil and natural gas produced from the Underlying Properties that are working interests, National Energy will generally rely on the operators of the properties to market the production. There are no purchase agreements in effect with respect to the sale of oil or gas from the Underlying Properties. All production will be sold on the spot market. The ability of the operators to market the oil and natural gas from the Underlying Properties will depend upon numerous factors beyond their control, including the extent of domestic production and imports of oil and natural gas, the proximity of the natural gas production to gas pipelines, the availability of capacity in such pipelines, the demand for oil and natural gas by utilities and other end-users, the effects of inclement weather, state and Federal regulation of oil and natural gas production and Federal regulation of natural gas sold or transported in interstate commerce. There is no assurance that such operators will be able to market all of the oil or natural gas produced on the Underlying Properties or that favorable prices can be obtained for the oil and natural gas produced.


       The supply of natural gas capable of being produced in the United States has exceeded demand in recent years as a result of decreased demand for natural gas in response to economic factors, conservation, lower prices for alternative energy sources and other factors. As a result of this excess supply of natural gas, natural gas producers have experienced increased competitive pressure and significantly lower prices. Many natural gas pipelines have reduced their takes from producers below the amount they were contractually obligated to take or pay at fixed prices in excess of spot prices or have renegotiated their obligations to reflect more market responsive terms. The decline in demand for natural gas resulted in many pipelines reducing or ceasing altogether their purchases of new natural gas. National Energy anticipates that natural gas production will be sold at market responsive prices.

       Demand for natural gas production has historically been seasonal in nature. Due to unseasonably warm weather over the last several years the demand for natural gas has decreased, resulting in lower prices received by producers during the winter months than in prior years. Consequently, on an energy equivalent basis, natural gas has sold at a discount to oil for the past several years. Such price fluctuations will directly impact Trust distributions, estimates of Trust reserves and estimated future net revenue from Trust reserves.


       In view of the many uncertainties affecting the supply and demand for crude oil, natural gas and refined petroleum products, National Energy is unable to make reliable predictions of future oil and natural gas prices and demand or the overall effect they will have on the Trust. National Energy does not believe that the loss of purchasers would have a material adverse effect on the Trust, since it is anticipated that substantially all of the natural gas sales from Underlying Properties will be made on the spot market.


       REGULATION. The production, transportation and sale of oil and gas from the Underlying Properties will be subject to Federal and state governmental regulation, including regulations concerning the ceiling prices at which certain categories natural gas may be sold, regulation of tariffs charged by pipelines, taxes, the prevention of waste, the conservation of oil and natural gas, pollution controls and various other matters. The United States has power to permit increases in the amount of oil imported from other countries and to impose pollution control measures.

       FEDERAL REGULATION OF NATURAL GAS. The Underlying Properties will be subject to the jurisdiction of the Federal Energy Regulatory Commission ("FERC") and the Department of Energy ("DOE") with respect to various aspects of oil and natural gas operations including marketing and production of oil and natural gas. The Natural Gas Act and the Natural Gas Policy Act of 1978 ("Policy Act") mandate federal regulation of interstate transportation of natural gas and of wellhead pricing of certain domestic natural gas, depending on the category of the natural gas and the nature of the sale. In July 1989, however, Congress enacted legislation that terminated wellhead price controls on all domestic natural gas as of January 1, 1993, with price-decontrol effective immediately for certain gas, and effective for other gas as contracts expire or are terminated. Natural gas from newly spudded wells was price-decontrolled on May 15, 1991. In addition, parties may voluntarily agree in writing, as of July 26, 1989 and thereafter, to effect decontrol of natural gas.

       In April 1992, the FERC issued Order No. 636, which provides for the fundamental restructuring of interstate pipeline sales and transportation services. Among other things, Order No. 636 requires interstate pipelines to "unbundle" their merchant sales functions from their transportation and storage functions, requires interstate pipelines to assign capacity rights they have on upstream pipelines to the pipelines' former sales customers and provides for the recovery by interstate pipelines of costs associated with the pipelines' transition from providing bundled sales services to providing unbundled transportation and storage services. In August 1992, the FERC issued an Order on Rehearing ("Order No. 636-A"), largely upholding the regulations and requirements of Order No. 636. While Order Nos. 636 and 636-A would not directly regulate National Energy's activities, the wide ranging implications of those orders for the natural gas industry may have an indirect effect on such activities. Among other things, Order No. 636 may increase transportation costs and tariffs on interstate pipelines and cause interstate pipelines to seek to renegotiate or terminate certain of their existing purchase contracts, but ultimately may enhance gas marketing opportunities and transportation availability.

       Order Nos. 636 and 636-A are subject to further rehearing by the FERC and court challenges. Although the outcome of these proceedings and the various individual interstate pipeline restructuring proceedings required by those Orders cannot be predicted with certainty, National Energy does not believe the Orders will have an adverse effect on its operations or the Trust. Nevertheless, the Orders have resulted in a degree of uncertainty with respect to interstate natural gas sales and transportation because the precise effects of the Orders will remain unknown for some time.

       NO PRICE CONTROLS ON LIQUID HYDROCARBONS. Sales of crude oil, condensate and natural gas liquids can be made at uncontrolled prices. There are currently no price controls on crude oil, condensate or natural gas liquids.

       LEGISLATIVE PROPOSALS. In the past, Congress has been very active in the area of natural gas regulation. Legislation recently enacted repeals incremental pricing requirements and gas use restraints previously applicable. There are other legislative proposals pending in the Federal and state legislatures, which, if enacted, would significantly affect the petroleum industry. At the present time it is impossible to predict what proposals, if any, might actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals might have on the Underlying Properties and Trust.

       STATE REGULATION. Many state jurisdictions have at times imposed limitations on the production of natural gas by restricting the rate of flow for natural gas wells below their actual capacity to produce and by imposing acreage limitations for the drilling of a well. States may also impose additional regulation of these matters. Most states regulate the production and sale of oil and natural gas, including requirements for obtaining drilling permits, the method of developing new fields, the spacing and operation of wells and the prevention of waste of oil and gas resources. The rate of production may be regulated and the maximum daily production allowable from oil and natural gas wells may be established on a market demand or conservation basis or both.

ENVIRONMENTAL REGULATION


       GENERAL. Activities on the Underlying Properties will be subject to existing Federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing Federal, state and local laws, rules and regulations regulating the discharge of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon the Trust. National Energy cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from operations on the Underlying Properties could have on the Trust.


       SOLID AND HAZARDOUS WASTE. Only Underlying Properties which have produced oil and natural gas for several years will be purchased by National Energy. National Energy will assure itself that the operators have utilized operating and disposal practices that are standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under the Underlying Properties by the current or previous operator. State and Federal laws applicable to oil and gas wastes and properties have become increasingly more stringent. Under these new laws, National Energy or an operator of the Underlying Properties could be required to remove or remediate previously disposed wastes or property contamination (including groundwater contamination) or to perform redial plugging operations to prevent future contamination.

       The operators of the Underlying Properties may generate wastes that are subject to the Federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency ("EPA"), the

Oklahoma Corporation Commission and the Texas Railroad Commission have limited the disposal options for certain hazardous wastes and are considering the adoption of more stringent disposal standards for nonhazardous wastes. Furthermore, it is anticipated that additional wastes (which could include certain wastes generated by oil and gas operations) will be designated as "hazardous wastes," which are subject to more rigorous an costly disposal requirements.

       SUPERFUND. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "superfund" law, imposes liability, without regard to fault of the legality of the original conduct, or certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and companies that disposed or arranged for the disposal of the hazardous substance found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. In the course of their operations, the operators of the Underlying Properties have generated and will generate wastes that may fall within CERCLA's definition of "hazardous substances." National Energy or operator of the Underlying Properties may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been disposed. National Energy has not been named a potentially responsible party in any action brought under CERCLA.

       AIR EMISSIONS. The operators of the Underlying Properties are subject to Federal, state and local regulations for the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of a monetary penalty and correction of any identified deficiencies. Alternatively, regulatory agencies could require the operators to forego construction or operation of certain air emission sources.

       OSHA. The operators of the Underlying Properties are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and similar state statutes require an operator to organize information about hazardous materials used or produced in its operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens.

                                NATIONAL ENERGY

GENERAL

       National Energy was formed as a California corporation in August, 1994. National Energy's principal executive office is located at 21800 Burbank Blvd., Suite 310, Woodland Hills, California 91364, and its telephone number is (800) 201-8666.

BUSINESS


       National Energy is a development stage company organized to engage in the acquisition, exploitation and development of producing properties and related facilities, the exploration for oil and natural gas and the production, marketing and transportation of oil and natural gas.

       National Energy's offices are located in Woodland Hills, California, in approximately 1,200 square feet of leased space. National Energy also maintains a leased field office in Enid, Oklahoma with Blackjack.

MANAGEMENT

       The business and affairs of National Energy are controlled by its Board of Directors which is composed of 1 member. The officers of National Energy are elected by and serve until their successors are appointed by its Board of Directors. The directors and executive officers of National Energy are as follows:

              Name                                Title
              ----                                -----

       Marshall J. Field                   President and Director

       Set forth below is the business experience during the past five years of the directors and executive officers of National Energy.

       Marshall J. Field, age 46, has been President and Director of National Energy Resources, Inc. since its formation in August, 1994. Mr. Field currently serves as Chief Executive Officer and President of Marshall Field &
Company under Spectrum Securities.   Mr. Field was Executive Vice President of
United California Securities, from June of 1994 to January 1996. From December 1993 until June 1994, Mr. Field was with American Business Securities. From July 1991 until December 1993 Mr. Field was with Southern California Securities. He has served as a registered representative in several major brokerage firms, including Prudential Bache from September 1985 to July 1989 and PaineWebber from July 1989 to July 1991. His background in the industry spans eighteen years of experience in income investments. Mr. Field has been a regular on "The Interest Rate Report" on KWHY-TV for the past eight years. Mr. Field was educated at California State Northridge and Santa Monica College in California.

EMPLOYEES

       National Energy had no employees as of May 28, 1996.

CONSULTANTS


       National Energy expects to use the services of F.W. Elton, Inc. to evaluate properties for acquisition. F. W. Elton is an independent consulting engineer, performing engineering and some geological duties depending upon the clients' need and wishes. Mr. Elton has performed mineral valuations for banks, estate work for attorneys, valuations for producers and royalty owners. In addition, he does open hole log and sample interpretations; prepares procedure and cost estimates; supervises drilling, completion and remedial and day to day production operations. His work has covered Oklahoma, Central and Southeast Kansas, Northwest Mississippi and a portion of Arkansas. From July 1949 to March 1976 Mr. Elton was employed by Shell Oil Company holding the position of Petroleum Engineer (1949-1958) and Production Foreman (1958-1976). Mr. Elton retired from Shell Oil Company in 1976. Mr. Elton has an M.E. Degree from the Colorado School of Mines, Golden, Colorado. Mr. Elton served in the United States Air Force from 1942 until 1945, in the Colorado National Guard from 1946 until 1949 and the Army Reserve Corps of Engineers from 1949 until 1953.

BLACKJACK


       Blackjack Oil & Gas, Inc., which may be the operator of the Underlying Properties from which the Trusts will derive their revenues, is a corporation formed in 1983 in Oklahoma. It employs six people and operates over 65 wells in Oklahoma. Blackjack's offices are located at 1633 West Garriott Road, Suite D, Enid, Oklahoma 73703. Its officers and key employees are:

       Gary Foster, age 52. Mr. Foster is the owner of Blackjack and prior to starting Blackjack in 1983, he was the co-owner of Oil Operating Company and was an independent oil and gas landman. Mr. Foster received a B.A. degree in 1966 and a M.A. degree in 1972 from the University of Northern Colorado and did post- graduate study at the University of Northern Colorado, University of Nebraska and Missouri Western.

       Tom Gilbert, age 46. Mr. is the Production Superintendent. He has been engaged in the oil and gas business for 24 years. Mr. Gilbert was the Area Manager (Rocky Mountain District) for Pool Well Service from 1986-1994 before being employed at Blackjack. He worked for various other well service companies from 1972-1986. He has supervised both the drilling and completion of wells.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

       This section summarizes the principal Federal income tax consequences of the ownership and sale of the Trust Units. The laws, regulations, court decisions and IRS interpretations on which this summary is based are subject to change by future legislation, regulations or new interpretations by the courts or the IRS, which could have an adverse effect on the ownership of Trust Units. National Energy will not request advance rulings from the IRS dealing with the tax consequences of ownership of Trust Units but will rely on the opinion of Counsel, Robertson & Williams, Inc., Oklahoma City, Oklahoma, regarding the classification of the Trust and certain tax consequences described below. Consummation of the offering is conditioned upon the confirmation of Counsel's opinion at the time of the closing. Counsel believes that its opinion is in accordance with the present position of the IRS regarding such trusts. Such opinion is not binding on the IRS or the courts, however, and no assurance can be given that the IRS or the courts will agree with such opinion.

CLASSIFICATION AND TAXATION OF THE TRUST

       In the opinion of Counsel, under current law, the Trust will be taxable as a grantor trust and not as an association taxable as a corporation. As a grantor trust, the Trust will not be subject to tax at the trust level. For tax purposes, the grantors (in this case, the Trust Unitholders) will be considered to own the Trust's income and principal as though no trust were in existence. A grantor trust simply files an information return, reporting all items of income, credit or deductions which must be included in the tax returns of the grantors. If, contrary to the opinion of Counsel, the Trust were determined to be an association taxable as a corporation, it would be treated as a separate entity subject to normal corporate tax on its taxable income, the Trust Unitholders would be treated as shareholders, and distribution to Trust Unitholders would be treated as nondeductible corporate distributions. Such distributions would be taxable to a Trust Unitholder, first, as dividends to the extent of the Trust Unitholder's pro rate share of the Trust's deemed earnings and profits, then as a tax-free return of capital to the extent of his basis in his Trust Units, and finally as capital gain to the extent of any excess. In the absence of any legislative change or other development deemed adverse by the Trustee, the Trustee does not intend to set aside any reserve for possible Federal income taxes imposed on the Trust.

DIRECT TAXATION OF TRUST UNITHOLDERS

       Since the Trust will be treated as a grantor trust for Federal income tax purposes, each Trust Unitholder will be taxed directly on his pro rata share of the income of the Trust and will be entitled to claim his pro rata share of the deductions of the Trust. The income of the Trust will be deemed to have been received or accrued by the Trust Unitholders at the time such income is received or accrued by the Trust and not when distributed by the Trust. Income and expenses of the Trust will be taken into account by Trust Unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the Trust.

INTEREST INCOME

       Based on representations made by National Energy, the reserves to be burdened by each Production Payment acquired by a Trust and the expected term of each Production Payment will be such that the Production Payments will meet the definition of a "production payment" under Section 636(a) of the Code. Thus, each Trust Unitholder will be treated as making a mortgage loan on the Underlying Properties to National Energy in an amount equal to the purchase price of each Trust Unit less interest on the Reserve Fund.

REPORTING OF TRUST INCOME AND EXPENSES

       Unless otherwise advised by Counsel or the IRS, the Trustee intends to treat the interest portion of each production payment it receives as the taxable income of the Trust Unitholders of record on the day of receipt (i.e., the first business day of each calendar month). Similarly, the Trustee intends to pay expenses only on the day it receives a production payment and to treat all expenses paid on a production payment receipt day as the expenses of the Trust Unitholder to whom the royalty income received on that date is distributed. Interest earned on a distribution amount will be treated as belonging to the Trust Unitholder to whom the distribution amount is paid. Interest earned on the Reserve Fund will not be distributed and will be allocated to income. In most cases, therefore, the income and expenses of the Trust for a period will be reported as belonging to the Trust Unitholder to whom the distribution is made for such period and the amount of the distribution for a Trust Unit will equal the net income allocated in respect of such Trust Unit other than the amount of interest earned on the Reserve Fund. It is possible that the IRS will attempt to impute income to persons who are Trust Unitholders when a production payment accrues, to disallow administrative expenses to persons who are not Trust Unitholders when the expenses are incurred, or both. If the IRS did attempt to impute such income, an accrual basis Trust Unitholder might realize royalty income in a tax year earlier than that reported by the Trustee.

OTHER INCOME AND EXPENSES

       It is anticipated that the only other income of the Trust will be interest income earned on funds held as a reserve for payment of the original investment by Trust Unitholders on termination of the Trust, or funds held until the next distribution date. Other expenses of the Trust will include any state and local taxes imposed on the Trust and administrative expenses of the Trustee. Although the issue has not been definitely resolved, Tax Counsel believes that all or substantially all of such expenses are deductible in computing adjusted gross income and, therefore, are not the type of miscellaneous itemized deductions that are allowable only to the extent that the aggregate of such deductions exceeds 2% of adjusted gross income.

NON-PASSIVE ACTIVITY INCOME AND LOSS

       The income and expenses of the Trust will not be taken into account in computing the passive activity losses and income under Code Section 469 for a Trust Unitholder who acquires and holds Trust Units as an investment.

SALE OF TRUST UNITS

       Generally, a Trust Unitholder will realize gain or loss on the sale or exchange of his Trust Units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for such Trust Units. Gain or loss on the sale of Trust Units by a Trust Unitholder who is not a dealer with respect to such Trust Units and who has a holding period for the Trust Units of more than one year will be treated as long-term capital gain or loss. A Trust Unitholder's basis in his Trust Units will be equal to the amount paid for such Trust Units pursuant to this offering or pursuant to market transactions. It is possible that the IRS would take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of sale allocable to the Trust Units sold, but which is not distributed to the selling Trust Unitholder.

BACKUP WITHHOLDING

       In general, distributions of Trust income will not be subject to "backup withholding" unless: (i) the Trust Unitholder is an individual or other noncorporate taxpayer and (ii) such Trust Unitholder fails to comply with certain reporting procedures.

REGISTRATION PROVISION

       Tax shelter offerings must register with the Service on a form which includes a brief description of the tax shelter and the promoter. National Energy believes the Trusts are not tax shelters for the purpose of this registration requirement.

       Ownership of the Production Payment by the Trust may subject Trust Unitholders to tax in states in which the Underlying Properties are located as well as the state in which a Trust Unitholder resides or is domiciled. Prospective Trust Unitholders should consult their own tax advisors regarding the impact of state and local taxes on their proposed investments.

                              ERISA CONSIDERATIONS

       The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on pension, profit-sharing and other employee benefit plans to which it applies ("Plans"), and contains standards on those persons who are fiduciaries with respect to such Plans. In addition, under the Code, there are similar requirements and standards which are applicable to certain Plans and individual retirement accounts (whether or not subject to ERISA) (collectively, together with Plans subject to ERISA, referred to herein as "Qualified Plans").

       A fiduciary of a Qualified Plan should carefully consider fiduciary standards under ERISA regarding the Plan's particular circumstances before authorizing an investment in Trust Units. A fiduciary should first consider
(i) whether the investment satisfies the prudence requirements of Section 404(a)(1)(B) of ERISA, (ii) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and (iii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA.

       In order to avoid the application of certain penalties, a fiduciary must also consider whether the acquisition of Trust Units and/or operation of the Trust might result in direct or indirect nonexempt prohibited transactions under Section 406 of ERISA and Code Section 4975. In determining whether there are such prohibited transactions, a fiduciary must determine whether these are "plan assets" involved in the transaction. On November 13, 1986, the Department of Labor published final regulations (the "DOL Regulations") concerning whether or not a Qualified Plan's assets (such as a Trust Unit) would be deemed to include an interest in the underlying assets of an entity (such as the Trust) for purposes of the reporting, disclosure and fiduciary responsibility provisions of ERISA and analogous provisions of the Code, if the Plan acquires an "equity interest" in such entity. The DOL Regulations provide that the underlying assets of an entity will not be considered "plan assets" if the interests in the entity are a publicly offered security. Trust Units are considered to be "publicly offered" for this purpose if they are part of a class of securities that is (i) widely held (i.e., owned by more than 100 investors independent of the issuer and each other), (ii) freely transferable, and (iii) registered under Section 12(b) or 12(g) of the Exchange Act. Fiduciaries, will need to determine whether the acquisition of Trust Units is a nonexempt prohibited transaction under the general requirements of ERISA
Section 406 and Code Section 4975.

       Due to the complexity of the prohibited transaction rules and the penalties imposed upon persons involved in prohibited transactions, it is important that potential Qualified Plan investors consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of Trust Units.

                       DESCRIPTION OF THE TRUST AGREEMENT

       The following information and the information set forth under "Description of the Trust Units" are subject to the detailed provisions of the Trust Agreement between National Energy and Boatmen's Trust Company which acts as Trustee for the Trust. The following is a general description of the basic framework of the Trust, and is qualified by the detailed provisions concerning the Trust set forth in the Agreement, a copy of which was filed as an exhibit to the Registration Statement. See "Available Information." For a description of the fiduciary responsibility of the Trustee, including remedies available for the breach of these duties, see "-- Fiduciary Responsibility and Liability of the Trustee," below.

CREATION AND ORGANIZATION OF THE TRUST; AMENDMENTS

       Pursuant to the Conveyances, the Production Payments will be conveyed by National Energy to the Trust in exchange for net proceeds from this offering. The Trust Units are being offered by Trust-A pursuant to this Prospectus and by Prospectus Supplements relating to Trusts yet to be formed for the remaining Trust Units.

       The Trust will be created under Oklahoma law pursuant to the terms of the Agreement to acquire and hold the Production Payment for the benefit of the Trust Unitholders. The Production Payment is passive in nature and the Trustee will have no control over and no responsibility for costs relating to the operation of the Underlying Properties. Neither National Energy nor the operators of the Underlying Properties have any contractual commitments to the Trust to conduct further drilling on the Underlying Properties nor to maintain their ownership interest in any of such properties. For a description of the Underlying Properties and other information relating to such properties, see "Production Payment and the Underlying Properties."

       The beneficial interest in the Trust-A is divided into 500 Trust Units, which represent equal undivided portions. For additional information concerning the Trust Units, see "Description of the Trust Units."

       The Agreement may be amended by a vote of holders of a majority of the Trust Units. No provision of the Agreement, however, may be amended that would increase the power of the Trustee to engage in business or investment activities or to alter the rights of the Trust Unitholders as among themselves.

ASSETS OF THE TRUST

       The only assets of the Trust, other than cash and temporary investments being held for the payment of expenses, and for distribution to the Trust Unitholders, are the Reserve Funds and the Production Payments. See "The Production Payments and the Underlying Properties."

DUTIES AND LIMITED POWERS OF THE TRUSTEE

       The duties of the Trustee are specified in the Agreement and by the laws of Oklahoma. The basic duties of the Trustee are to collect income attributable to the Production Payment to pay out of the Trust's income and assets all expenses, charges and obligations and to distribute the distributable income to the Trust Unitholders. The Trustee is authorized to take such action as in its judgment is necessary or advisable to best achieve the purposes of the Trust.

       After payment of or provision for Trust expenses and obligations, the Trustee will make semi-annual distributions to the Trust Unitholders of certain proceeds received from the Production Payments to pay the interest portion and reserve the balance in a Reserve Fund to repay the Trust Unit investment amount at the termination of the Production Payment. The Trustee will submit periodic financial reports to the Trust Unitholders as described under "Description of the Trust Units -- Periodic Reports."

       The Agreement provides that cash being held by the Trustee as a reserve for liabilities, the Reserve Fund, or for distribution at the next distribution date will be invested in interest-bearing obligations of the United States government, agreements secured by such obligations or certificates in certain banks or similar investment grade securities which may be recommended by National Energy, but the Trustee is otherwise prohibited from acquiring any asset other than the Production Payments or engaging in any business or investment activity of any kind whatsoever.

       In the event the Trustee determines it to be in the best interest Trust Unitholders, the Trustee may sell or dispose of all or any part of the Production Payments only as authorized by a vote of holders of a majority or more of the Trust Units, or upon termination of the Trust. However, the Trustee is directed to effect such a sale (without any such vote) if National Energy exercises the option to repurchase the Production Payment after 2 years from the date of formation of the Trust. Any such sale must be for cash and the Trustee must distribute the net proceeds of such sale to the Trust Unitholders.

       The Agreement also provides that in the event of certain judicial or administrative proceedings seeking the cancellation or forfeiture of any property included in the Underlying Properties or asserting the invalidity of or otherwise challenging the Production Payments held by the Trust because of the nationality, or any other status, of any one or more Trust Unitholders, the Trustee will have the right to require such holder to dispose of his Trust Units, and if such person fails to dispose of his Trust Units, the Trustee will have the right to purchase such Trust Units.

       To achieve the purposes of the Trust, the Trustee is also authorized to agree to modifications of the terms of the Conveyances or to settle disputes with respect thereto, so long as such modifications or settlements do not alter the nature of the Production Payments as to rights to receive a share of the proceeds of oil or natural gas produced from the Underlying Properties, free of any expense or other cost.

LIABILITIES OF THE TRUST

       Because of the passive nature of the Trust assets and the restrictions on the power of the Trustee to incur obligations, it is anticipated that the only liabilities the Trust will incur will be those for routine administrative expenses, such as the Trustee's fees, clerical expenses and accounting, legal and other professional fees.

FIDUCIARY RESPONSIBILITY AND LIABILITY OF THE TRUSTEE

       The Trustee is a fiduciary with respect to the Trust Unitholders and under Oklahoma law, the Trustee is required to act in the best interests of the Trust Unitholders at all times and to exercise the judgment and care in supervising and managing the Trust's assets exercised by persons of ordinary prudence, discretion and intelligence. Under Oklahoma law, the Trustee's duties to the Trust Unitholders are similar to the duties of a director of a corporation to the shareholders of the corporation, except that the legal presumption protecting business decisions made by directors from challenge, generally referred to as the business judgment rule, is inapplicable to decisions by the Trustee.

       Due to the passive nature of the Trust, the Trustee is not expected to make business decisions affecting the assets of the Trust. Therefore, substantially all of the Trustee's functions under the Trust Agreement are anticipated to be ministerial in nature. See " -- Duties and Limited Powers of the Trustee," above. Under Oklahoma law, the Trustee may not profit from any transaction with the Trust except that the Trust Agreement permits the Trustee to charge for its services as trustee and as transfer agent (see "-- Compensation of the Trustee"), to retain funds to pay anticipated future expenses and to deposit such funds with the Trustee and to borrow funds at commercial rates from the Trustee to pay expenses of the Trust. The Trustee will also be entitled to receive reimbursement of out-of-pocket expenses incurred in administering the Trust.

       In discharging its fiduciary duty to the Trust Unitholders, the Trustee may act in its discretion and shall be personally or individually liable to the Trust Unitholders only for fraud or acts or omissions constituting bad faith and will not be liable for any act or omission of any agent or employee of the Trustee unless the Trustee has acted in bad faith in the selection and retention of such agent or employee. The Trustee will be indemnified for any liability, expense, claim, damage or other loss incurred by it individually or as Trustee in the administration of the Trust or for any act or omission on account of it being Trustee, unless resulting from fraud or bad faith, and the Trustee will have a lien upon the assets of the Trust as security for such indemnification and reimbursement and for compensation to be paid to the Trustee. The Trustee shall not be entitled to indemnification from Trust Unitholders. See "Description of the Trust Units -- Liability of Trust Unitholders." The Trustee is required to ensure that all contractual liabilities of the Trust are limited to the assets of the Trust and will be liable to the Trust Unitholders if it fails to do so.

       Under Oklahoma law, if the Trustee, in bad faith, were to fail to collect amounts owed to the Trust or distribute cash held by the Trust for distribution, or otherwise, in bad faith, take or omit to take any action that is in the best interest of the Trust Unitholders, the Trustee would be liable to the Trust Unitholders for damages caused by any such act or omission, including any loss or depreciation in value of the Trust Assets or failure to make a profit from such assets caused by such act or omission. Oklahoma law permits Trust Unitholders to file an action seeking other remedies for such acts or omissions in addition to damages, including removal of the Trustee, specific performance, appointment of a receiver, an accounting by the Trustee to the Trust Unitholders, exemplary damages and other remedies. The availability of these remedies provided by Oklahoma law is explicitly incorporated into the Agreement. Under the Agreement, the Trustee may be removed by the Trust Unitholders, with or without cause, by the affirmative vote of the holders of a majority of the Trust Units.

RESERVE FUND

       The Agreement requires the Trustee to establish a Reserve Fund for that portion of the payments received from the Production Payment which are allocable to the repayment of the Primary Sum or principal amount. The Trustee may also set aside sums in the Reserve Fund for contingent or future expenses of the Trust or the Trustee or to fund any account. The amounts included in the Reserve Fund are to be invested in U. S. government obligations, certificates of deposit of any bank having capital, surplus and undivided profits in excess of $100,000,000, including the bank affiliated with the Trustee or similar investment grade securities which may be recommended by National Energy to the Trustee.

       Upon termination of the Trust, the Reserve Fund, after payment of Trust liabilities, if any, will be distributed to the Unitholders as a return of their initial contributions.

DURATION OF THE TRUST; SALE OF PRODUCTION PAYMENT

       The Trust will be terminated upon payment in full of the Production Payment or the sale by the Trust of all or substantially all of the Production Payments, which sale may be effected only as described under "-- Duties and Limited Powers of the Trustee," above. The Trust may also be terminated by a vote of holders of a majority or more of the Trust Units outstanding or upon operation of the provisions of the Agreement intended to permit the Trust to comply with the "rule against perpetuities." Upon termination of the Trust, the Trustee will sell for cash in one or more sales (which may be public auctions) all of the assets then constituting the Trust estate. After paying all liabilities of the Trust and establishing any reserves that the Trustee deems appropriate for contingent liabilities, the Trustee will distribute the proceeds of such sales and any other cash in the Trust estate to Trust Unitholders according to their respective interests. The Trustee will not be required to obtain approval of Trust Unitholders prior to conducting any sales upon termination of the Trust.

       The Trustee may cause the sale of the Production Payment held by a Trust if the holders of a majority or more of the Trust Unitholders of that Trust approve such sale or if National Energy exercises its option to repurchase the Production Payment at any time after 2 years from the formation of the Trust. The net proceeds of such sale will be distributed to the Trust Unitholders. Sale of the Production Payment will terminate the Trust.

COMPENSATION OF THE TRUSTEE

       The Agreement provides that the Trustee will be compensated for its services, out of the Trust assets, in an annual amount of Twelve Hundred Dollars ($1200.00). The Trustee will also be entitled to reimbursement for its out-of- pocket expenses.

MISCELLANEOUS

       The Agreement provides that the Trustee may, but is not required to, consult with counsel (which may be counsel to National Energy or its successors), accountants, geologists, engineers and other parties deemed by the Trustee to be qualified as experts on the matters submitted to them, and the Trustee will be authorized and protected with respect to any action taken or suffered by the Trustee in good faith in reliance upon and in accordance with the opinion of any such party.

                         DESCRIPTION OF THE TRUST UNITS

GENERAL

       National Energy is the sponsor of a series of trusts offering up to 6,000 units of beneficial interests ("Trust Units"). The Trust Units will be issued on the Closing Date of each Trust. Each Trust Unit represents an undivided share of beneficial interest in a National Energy Trust and entitles its holder to the same rights as the holder of any other Trust Unit in that Trust. Trust-A will be the first trust formed and will have 500 Trust Units outstanding. Each Trust will offer a minimum of 500 Trust Units for a possible total of 12 grantor trusts to be formed during the 12 month period following the effective date of registration of the Trust Units.

DISTRIBUTIONS AND INCOME COMPUTATIONS

       The amount received each month by the Trustee on behalf of Trust-A will be a specific percentage of the Net Cash Flow from the Underlying Properties. Of this amount, $62,500.00 will be allocated to interest earned on the Production Payment, one-half of which will be distributed to Trust Unitholders semi-annually. Excess will be allocated to the repayment of the Primary Sum and will be added to the Reserve Fund. If at the end of any 12 month period following the date of the Conveyance of Production Payment the Reserve Fund does not meet or exceed a specified amount necessary to amortize the Primary Sum over 5 years, the percentage of Net Cash Flow will increase to 100% until the Reserve Fund meets or exceeds the required amount.

       Unless otherwise advised by counsel or the IRS, the income and expense of the Trust for each Semi-Annual Period will be reported by the Trustee for tax purposes as belonging to the Trust Unitholders of record on the Semi-Annual Record Date, to whom the Semi-Annual Distribution Amount for that Semi-Annual Period will be distributed. The income and expense will be recognized by the Trust Unitholders for tax purposes in the Semi-Annual Period received or paid by the Trust, rather than in the Semi-Annual Period distributed by the Trust. Net income, apart from any depletion to which a Trust Unitholder may be entitled, is expected to be essentially the same as the Semi-Annual Distribution Amount. However, there will be variances because of the establishment of the Reserve Fund and the possibility that, for example, a reserve will be established in one Semi-Annual Period that will not give rise to a tax deduction until a subsequent Semi-Annual Period or an expenditure paid in one Semi-Annual Period will have to be amortized for tax purposes over several monthly periods. See "Federal Income Tax Consequences."

TRANSFER OF TRUST UNITS

       Trust Units will be transferable on the records of the Trustee upon the surrender of any Certificate in proper form for transfer as required by the Trustee. No service charge will be made to the transferor or transferee for any transfer of a Trust Unit, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer. Until any such transfer, the Trustee may treat the owner of any Trust Unit as shown by its records as the owner of the Trust Units evidenced thereby and the Trustee shall not be charged with notice of any claim or demand respecting such Certificate or the interest represented thereby by any other party. Any such transfer of a Trust Unit shall, as to the Trustee, transfer to the transferee as of the close of business on the date of transfer, all right, title and interest of the transferor in and to the Trust; provided, that a transfer of a Trust Unit after any Monthly Record Date shall not transfer to the transferee the right of the transferor to the Monthly Distribution Amount relating to such date. As to matters affecting the title, ownership, warranty or transfer of the Certificates and the Trust Units represented thereby, the law from time to time in force in the State of Oklahoma with respect to the transfer of securities shall govern.

PERIODIC REPORTS

       The Trustee will mail to the Trust Unitholders of record as of a date to be selected by the Trustee an annual report containing audited financial statements of the Trust.

       The Trustee will file such returns for Federal income tax purposes as in its judgment are required to comply with applicable law, and the Trustee will prepare and mail to the Trust Unitholders annually such reports as may be necessary to permit each Trust Unitholder to report correctly his share of the income and deductions of the Trust. The Trustee intends to treat all income and deductions recognized during each Semi-Annual Period as having been recognized by holders of record on the last business day of such Semi-Annual Period unless otherwise advised by counsel or the IRS.

       Each Trust Unitholder and his duly authorized agents and attorneys shall have the right during reasonable business hours to examine and inspect records of the Trust and the Trustee including a list of the Trust Unitholders.

LIABILITY OF TRUST UNITHOLDERS

       The Trustee is under a duty not to incur any liability without ensuring that such liability will be satisfied only out of the Trust assets (regardless of whether the assets are adequate to satisfy the liability) and in no event out of amounts distributed to, or other assets owned by, Trust Unitholders. However, under the law of Oklahoma, it is unclear whether a Trust Unitholder would be jointly and severally liable for any liability of the Trust in the event that the following conditions were to occur: (a) the satisfaction of such liability was not by contract limited to the assets of the Trust; and (b) insurance proceeds and the assets of the Trust or Trustee were insufficient to discharge such liability. National Energy believes that because of the value and passive nature of the Trust assets and the restrictions on the power of the Trustee to incur liabilities, the imposition of any liability on a Trust Unitholder is remote.

VOTING RIGHTS OF TRUST UNITHOLDERS

       While Trust Unitholders will have certain voting rights, such rights differ from and are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of Trust Unitholders or for annual or other periodic reelection of the Trustee.

       Meetings of Trust Unitholders may be called by the Trustee and the Trust Unitholders owning not less than 10% of the Trust Units outstanding may direct the Trustee to call a meeting. All such meetings must be held in Encino, California, and written notice setting forth the time and place of such meeting and the matters proposed to be acted upon shall be given not more than 60 days nor less than 20 days before such meeting to all of the Trust Unitholders of record. The presence in person or by proxy of Trust Unitholders representing a majority of the Trust Units outstanding is necessary to constitute a quorum. Unless otherwise required by the Trust Indenture, any matter shall be deemed to have been approved by the Trust Unitholders if it is approved by the vote of a majority in interest of such Trust Unitholders constituting a quorum, although less than a majority of the Trust Units then outstanding. Each Trust Unitholder shall be entitled to one vote for each Trust Unit owned by such holder.

       The Trustee may be removed, with or without cause, by a vote of the holders of a majority of the outstanding Trust Units. The following matters require the affirmative vote of the holders of a majority of the outstanding Trust Units: (i) the termination of the Trust; (ii) the amendment of the Trust Indenture; and (iii) the approval of the sale of all or any part of the assets of the Trust.

       The sale of all or any part of the assets of the Trust requires the prior consent of the Trustee except in connection with the termination of the Trust.

                              PLAN OF DISTRIBUTION

COMMISSIONS

       Trust Units will be offered on a best efforts basis by a group of member firms of the National Association of Securities Dealers, Inc. (the "NASD"), (such member firms hereafter are referred to as "Soliciting Dealers") which will be selected by National Energy. Each Soliciting Dealer will receive from the Trust a commission of up to 8% of the purchase price of Trust Units sold by such Soliciting Dealer on the Closing Date.

INDEMNIFICATION

       National Energy, the Trust and the Soliciting Dealers have agreed to indemnify each other against certain civil liabilities, including liabilities arising under the 1933 Act.

SUBSCRIPTION PROCEDURES AND PAYMENTS

       Persons intending to subscribe should send one signed Subscription Agreement with the number of Trust Units desired indicated thereon to Boatmen's Trust Company, Escrow Agent, at P. O. Box 25189, Oklahoma City, Oklahoma 73125-0189, Attn: Corporate Trust Department, together with a check in the full amount subscribed payable to Boatmen's Trust Company, Escrow Agent." A subscription will be binding and enforceable upon a subscriber if within 15 days after the Escrow Agent's receipt of the Subscription Agreement, National Energy evidences its acceptance by countersigning said Subscription Agreement. National Energy will not knowingly accept subscriptions from persons who fail to meet the suitability standards. See "Plan of Distribution -- Suitability Standards." Each subscription payment will be held by the Escrow Agent in a trust account until either (1) deposited to the account of the Trust on the Closing Date or (2) promptly refunded to the subscriber with any interest earned thereon should it be determined that the offering will not be consummated.

SUITABILITY STANDARDS

       The investment offered hereby represent a long-term investment without liquidity, which investment involves significant risks, and should be considered only by persons with substantial financial means who have no need for liquidity in this investment.

       A potential investor will be required to furnish information in the Subscription Agreement sufficient to satisfy National Energy that the investment is suitable in light of his or her other security holdings and financial situation and needs, and that her or she, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment.

       A potential investor must be able to represent that he or she: (i) has a net worth of at least $225,000 (exclusive of home, home furnishings and personal automobiles); or (ii) has a net worth of $75,000 (exclusive of home, home furnishings and personal automobiles) and has and anticipates that he or she will continue to have, in the future, annual taxable income of $75,000 or more, without regard to any taxable income which may be generated by the investment in the Trust and that the investment will not exceed 10% of his or her net worth.

                             VALIDITY OF SECURITIES

       The validity of the Trust Units offered hereby will be passed upon for National Energy by Robertson & Williams, an Oklahoma Professional Corporation.

                                    EXPERTS

       The audited financial statements included in this Prospectus have been audited by Museck & Museck, independent accountants, as stated in their reports appearing herein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
NATIONAL ENERGY RESOURCES, INC.

       Independent Auditor's Report   . . . . . . . . . . . . . . . . . .   F-1

       Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2

       Statement of Operations  . . . . . . . . . . . . . . . . . . . . .   F-3

       Statement of Stockholders' Equity    . . . . . . . . . . . . . . .   F-4

       Statement of Retained Earnings . . . . . . . . . . . . . . . . . .   F-5

       Statement of Cash Flows  . . . . . . . . . . . . . . . . . . . . .   F-6

       Notes to Financial Statements  . . . . . . . . . . . . . . . . . .   F-7

                                MUSECK & MUSECK
Joseph E. Museck PA    Accounting & Consulting Services      David J. Museck CPA
                                3 Academy Street
                            New Providence, NJ 07974
                         (908) 464-8745  (908) 464-8414
                               FAX (908) 665-7934


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
National Energy Resources, Inc.

We have audited the accompanying balance sheet of National Energy Resources, Inc. (a development stage company) as of July 31, 1995 and 1996, and the related statements of income, retained earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Energy Resources as of July 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





New Providence, New Jersey
October 5, 1996

                        NATIONAL ENERGY RESOURCES, INC.
                         (A Development Stage Company)
                          AUDITED FINANCIAL STATEMENTS
                              July 31, 1995 & 1996

                                 BALANCE SHEETS

                                             July 31,               July 31,
                                               1995                   1996
                                             --------               --------
ASSETS

CURRENT ASSETS:
     CASH                                    $    420               $  4,235
                                             --------               --------

           TOTAL CURRENT ASSETS                   420                  4,235

PROPERTY AND EQUIPMENT, NET                         0                  1,900

INTANGIBLE ASSETS, NET                          5,358                  4,145

DEFERRED ISSUE COSTS                           19,050                 28,239

           TOTAL ASSETS                      $ 24,828               $ 38,519
                                             ========               ========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     ACCOUNTS PAYABLE                        $ 10,319               $      0
     ACCRUED CORPORATION TAX                      800                    800
     ACCRUED INTEREST EXPENSE                       0                  2,364
                                             --------               --------

           TOTAL CURRENT LIABILITIES           11,119                  3,164

LONG TERM LOAN, SHAREHOLDERS                   14,217                 40,457
                                             --------               --------

           TOTAL LIABILITIES                   25,336                 43,621

STOCKHOLDERS' EQUITY:
     COMMON STOCK                               1,000                  1,000
     RETAINED EARNINGS - (DEFICIT)             (1,508)                (6,102)

           TOTAL STOCKHOLDERS' EQUITY            (508)                (5,102)

           TOTAL LIABILITIES AND EQUITY      $ 24,828               $ 38,519
                                             ========               ========





                       SEE NOTES TO FINANCIAL STATEMENTS

                        NATIONAL ENERGY RESOURCES, INC.
                            STATEMENT OF OPERATIONS


                                                   FOR THE YEAR ENDED
                                                July 31,          July 31,          CUMULATIVE
                                                 1995              1996           FROM INCEPTION
                                               ---------          --------       ---------------
REVENUE                                        $       0          $      0       $             0
                                               ---------          --------       ---------------

GENERAL/ADMINISTRATIVE EXPENSES

     AMORTIZATION                                    708             1,213                 1,921
     DEPRECIATION                                                      100                   100
     INTEREST                                                        2,373                 2,373
     STATE FILING FEE                                                  108                   108
     STATE CORPORATION FEE                           800               800                 1,600
                                               ---------          --------       ---------------

       TOTAL GENERAL & ADMIN. EXPENSE              1,508             4,594                 6,102

                 NET LOSS                      $  (1,508)         $ (4,594)      $        (6,102)
                                               =========          ========       ===============






                       SEE NOTES TO FINANCIAL STATEMENTS

                        NATIONAL ENERGY RESOURCES, INC.
                        STATEMENT OF STOCKHOLDERS EQUITY


                                                       Common Stock
                                                   --------------------
                                                   Number of
                                                    Shares       Value
                                                   ---------    -------
Date of Incorporation, August 8, 1994                  -0-      $   -0-

Shares Issued for Cash on August 15, 1994            1,000        1,000
                                                     -----       ------

Balance at July 31, 1995                             1,000        1,000
                                                     -----       ------

Balance at July 31, 1996                             1,000        1,000
                                                     -----       ------





                       SEE NOTES TO FINANCIAL STATEMENTS

                        NATIONAL ENERGY RESOURCES, INC.
                         STATEMENT OF RETAINED EARNINGS




                                             July 31,          July 31,          CUMULATIVE
                                               1995              1996          FROM INCEPTION
                                             --------          --------        --------------
RETAINED EARNINGS - AUGUST 1                 $    -0-          $ (1,508)       $       (1,508)

NET LOSS FOR YEAR ENDED                        (1,508)           (4,594)               (6,102)

RETAINED EARNINGS - JULY 31 (DEFICIT)        $ (1,508)         $ (6,102)       $       (6,102)
                                             ========          ========        ==============






                       SEE NOTES TO FINANCIAL STATEMENTS

                        NATIONAL ENERGY RESOURCES, INC.
                            STATEMENT OF CASH FLOWS


                                                      For the Year Ended
                                                   July 31,         July 31,          CUMULATIVE
                                                     1995             1996          FROM INCEPTION
                                                   --------         --------        --------------
CASH FLOWS FROM OPERATING ACTIVITIES
     NET LOSS, PER INCOME STATEMENT                $ (1,508)        $ (4,594)       $       (6,102)
     ADD:
     DEPRECIATION                                         0              100                   100
     AMORTIZATION                                       708            1,213                 1,921
     INCREASE IN ACCOUNTS PAYABLE                    10,319                0                10,319
     INCREASE IN CURRENT LIABILITIES                    800            2,364                 3,164
                                                   --------         --------        --------------

     DEDUCT:
     DECREASE IN ACCOUNTS PAYABLE                         0          (10,319)              (10,319)
                                                   --------         --------        --------------

NET CASH FLOW FROM OPERATING ACTIVITIES              10,319          (11,236)                 (917)

CASH FLOW FROM INVESTING ACTIVITIES:
     LESS:  CASH PAID-EQUIPMENT & ASSETS              6,066            2,000                 8,066

NET CASH FLOW USED FOR INVESTING                     (6,066)          (2,000)               (8,066)

CASH FLOWS FROM FINANCING ACTIVITIES:
     ADD:
     INCREASE IN STOCKHOLDERS                        14,217           26,240                40,457
     INCREASE IN COMMON STOCK                         1,000                0                 1,000

     DEDUCT:
     INCREASE IN OTHER ASSETS                       (19,050)          (9,189)              (28,239)

NET CASH FLOW PROVIDED BY FINANCING
  ACTIVITIES                                         (3,833)          17,051                13,218

INCREASE IN CASH                                        420            3,815                 4,235
CASH AT THE BEGINNING OF THE YEAR                         0              420                     0

CASH AT THE END OF THE YEAR                        $    420         $  4,235        $        4,235
                                                   ========         ========        ==============






                       SEE NOTES TO FINANCIAL STATEMENTS

                        NATIONAL ENERGY RESOURCES, INC.
                         (A Development Stage Company)
                       NOTES TO THE FINANCIAL STATEMENTS

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

National Energy Resources, Inc. (the Company) was incorporated under the laws of the State of California on August 8, 1994. The Company is considered to be in the development stage as defined in Financial Accounting Standard No. 7.

National Energy Resources, Inc. intends to be in the business of purchasing producing oil and gas properties and the rights to a specified share of the production revenues from the minerals in place.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

Accounting records of the Company and financial statements are maintained and prepared on the accrual basis.

Year-End

The Company's year-end for financial reporting and tax purposes is July 31.

Cash Equivalents

For financial statement purposes, with respect to the Statement of Cash Flows, cash equivalents include time deposits and all highly liquid instruments with original maturities of three months or less. The amount included on the Company's Statement of Cash Flows is comprised exclusively of cash.

Income Tax

The Company, with the consent of its shareholders, has elected to be taxed as "C" corporation for Federal and State purposes. Federal and State taxes have been accrued.

Deferred Issue Costs

Direct costs incurred to register and issue the secured notes are deferred and amortized to interest expense over the lives of the loans using the actuarial method.

Organizational Cost

Direct costs incurred to set up the Corporation are capitalized and amortized over a sixty month period beginning January 1, 1995.

Depreciation

Fixed assets consist of computer equipment. Depreciation is provided on the straight line method over the estimated useful life (5 years) of the asset.





                       SEE NOTES TO FINANCIAL STATEMENTS

NOTE C - STOCKHOLDERS' EQUITY

The Company is authorized to issue 1,000 shares of common stock at $1 par value. On July 31, 1995 and July 31, 1996, there were 1,000 shares of common stock issued and outstanding.

The holders of the common stock are entitled to one vote per share on all matters to be voted on by shareholders.





NOTE D - PROPOSED TRUST UNIT OFFERING



The Company intends to offer a total of 6,000 trust units in the principle amount of $1,000 each. The trust units in Series A will bear a rate of return of 12.5% per annum, payable semi-annually. The rate of return for the other Series (if any) will be from 12% to 14% per annum. The notes will be secured by the oil and gas properties acquired with the proceeds of the offering and by the production revenues. The trust units are designed to pay back the trust unitholders their original investment in five years and may be terminated at any time after two years from the closing date upon the payment to the trust unitholders of 100% of their original investment.


The trust units are being offered on a "best-effort" basis. There is a $500,000 minimum offering for the units per trust.


NOTE E - LOANS FROM OFFICERS/SHAREHOLDERS


Amounts due to officers/shareholders at July 31, 1995 and July 31, 1996 of $14,217 and $40,457, bear interest at 8% per annum. Included in accrued expenses is interest payable to officers/stockholders of $2,364 at July 31, 1996. The officers/shareholders have agreed not to demand repayment of the loans for the period of five years starting on August 8, 1994, the date of inception.





                       SEE NOTES TO FINANCIAL STATEMENTS

                                   EXHIBIT A

                             SUBSCRIPTION AGREEMENT

                     NATIONAL ENERGY RESOURCES TRUST SERIES

       The undersigned hereby subscribes for, and if accepted by National Energy Resources, Inc. (the "Sponsor"), in its capacity as Sponsor of the grantor trust indicated below (the "Trust"), agrees to purchase that certain dollar amount indicated below of Trust Units at $1,000 per Trust Unit. Enclosed please find my check in the amount specified on Page B-3 of this Subscription Agreement made payable to "Boatmen's Trust Company, Escrow Agent for the Trust." Defined terms used and not defined herein shall have the meaning assigned to such terms in the Prospectus dated October ___, 1996, as amended and supplemented from time to time, for the National Energy Resources Trust Series (the "Prospectus"). With respect to this purchase, being aware that a broker may sell to me only if I qualify according to the express standards stated herein and in the Prospectus, I hereby:

INITIAL

________ (a) Acknowledge that I have received a copy of the Prospectus for the Trust.

________ (b) Represent that I have either (a) a minimum annual gross income of $75,000 without regard to any taxable income which may be generated by the investment in the Trust and a minimum net worth of $75,000 (exclusive of home, home furnishings and automobiles); or (b) a minimum net worth of $225,000 (exclusive of home, home furnishings and automobiles) and the investment will not exceed 10% of my net worth.

________ (c) Except as set forth in (d) below, represent that I am purchasing for my own account and will be sole party in interest with respect to the acquired Trust Units and will have all legal, beneficial and equitable rights in such Trust Units.

________ (d) If a fiduciary, represent that (i) I am purchasing for a person or entity having the appropriate income and/or net worth; or (ii) if I am the donor of the funds for investment in a Trust, I have the appropriate income and/or net worth specified in this Subscription Agreement.

________ (e) Certify that the number shown as my Social Security or Taxpayer Identification Number on the signature page is correct and that I am not subject to backup withholding under the Code.

________ (f) Represent that I have the right, power and authority to enter into this Subscription Agreement, the Trust Agreement, to become a Trust Unitholder and to perform my obligations thereunder.

________ (g) Agree that my completion and execution of this Subscription Agreement also constitutes my execution of the Trust Agreement, and if this Subscription is accepted by the Sponsor in its sole discretion, I will become a Trust Unitholder of the Trust and will be bound by the terms and provisions of the Trust Agreement of that Trust.

________ (h) Agree that the Sponsor in its sole and absolute discretion shall have the right not to form the Trust and to terminate the offering of Trust Units therein at any time and to reject this subscription.

________ (i) Agree that the foregoing representations, warranties and agreements shall remain true and accurate during the term of the Trust, and I will neither take action nor permit action to be taken which would cause any of them to become untrue or inaccurate. In the event that I become aware that any such representation, warranty or agreement has become untrue or inaccurate at any time, I shall immediately notify the Sponsor and provide the Sponsor with such other information and statements and grant to the Sponsor such power of attorney as the Sponsor may request.

________ (j) Acknowledge that it is anticipated that there will not be any market for resale of the Trust Units hereby and that assignment of such Trust Units is subject to certain restrictions described in "Description of Trust Units -- Transfer of Trust Units" in the Prospectus; accordingly, the investment subscribed to hereby is not liquid.

________ (k) Represent that I am prepared to bear the risks attendant with the investment subscribed to hereby for an indefinite period of time.

       THE UNDERSIGNED MUST INITIAL EACH OF THE ABOVE REPRESENTATIONS IN THE SPACE PROVIDED.

       NOTHING HEREIN SHALL BE DEEMED A WAIVER OF ANY RIGHTS OF ACTION WHICH I MAY HAVE UNDER ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

       (1) The NASD requires the Soliciting Dealer or registered representative to inform potential investors of all pertinent facts relating to the liquidity and marketability of the Trust Units, including the following:
(i) the risks involved in the offering, including the speculative nature of the investment and the speculative nature of investment in oil and gas production payments; (ii) the lack of liquidity of this investment; (iii) the restrictions on transferability of the Trust Units; and (iv) the tax consequences of the investment.

       Subscriptions shall be accepted or rejected by the Sponsor within 15 days of their receipt; if rejected, all funds shall be returned to the subscriber immediately. Any amendment to this Subscription Agreement shall be made only upon execution of a written consent by me, the Sponsor and the Trustee of the Trust. The Subscription Agreement shall be governed and enforced in accordance with the laws of the State of Oklahoma. The representations, warranties, and covenants contained herein will inure to the benefit of, and be binding upon me, the Sponsor, the Trustee of the Trust, and my and their respective successors, heirs, representatives, and assigns.

                        Send Subscriptions and Check to:

                            Boatmen's Trust Company
                                P. O. Box 25189
                       Oklahoma City, Oklahoma 73125-0189
                        Attn: Corporate Trust Department

                        TO BE COMPLETED BY APPLICANT(S)

       The undersigned subscribes to the Trust indicated below in the amount indicated below. The minimum subscription per Trust is $10,000.00 (10 Trust Units), with additional amounts available in $1,000 increments (one Trust
Unit).

SUBSCRIPTION $_______________      TRUST: National Energy Resources Trust A _________ Trust Units

Check one:
___ Individual                     ___ Employee Benefit Plan as defined in    ___ Keogh Plan (HR-10)
___ Community Property                     Section 3(3) of ERISA              ___ IRA, IRA Rollover or SEP
___ Tenants in Common              ___ Tax/Partnership                        ___ Other Qualified Plan
___ Joint tenants with right       ___ Corporation ___________________        ___ Tax-exempt under 501(c)(3)
    of survivorship                            (Place of Incorporation)       ___ Other (___________) please specify
                                   ___ Foreign person or entity

________________________________________________________________________________
Print Name(s) in which Trust Units should be registered

________________________________________________________________________________
Print Name(s) in which Trust Units should be registered

________________________________________________________________________________
Mailing Address

________________________________________________________________________________
City                            State              Investor's State of Residence

________________________________________________________________________________
Zip Code                SS #/Tax ID#                 Phone No.

CUSTODIAN OR CHECKS PAYABLE TO OTHERS (OPTIONAL)

Checks will be payable to the registration name and address shown above, unless otherwise specified below.

________________________________________________________________________________
Person/Entity

________________________________________________________________________________
For the Benefit of

________________________________________________________________________________
Acct. No.

________________________________________________________________________________
Mailing Address for Distribution Checks

________________________________________________________________________________
City                           State             Zip Code            Tax ID#

       I AM AWARE OF, AGREE AND SATISFY THE REPRESENTATIONS, AGREEMENTS AND SUITABILITY REQUIREMENTS IN THIS SUBSCRIPTION AGREEMENT.


______________________________          ___________________________________
Signature of Applicant or               Signature of Joint Applicant or
Authorized Representative               Authorized Representative

Date: ________________________          Date: _____________________________

                  FOR NATIONAL ENERGY RESOURCES, INC. USE ONLY

                                           NATIONAL ENERGY RESOURCES, INC.
                                           Sponsor

                              ACCEPTED:    By:    ___________________________

                                           Title: ___________________________

                                           Date:  ___________________________


                         FOR SOLICITING DEALER USE ONLY

________________________________________________________________________________
Firm

________________________________________________________________________________
Branch Office Address                                           Phone No.

________________________________________________________________________________
City                                              State         Zip Code

________________________________________________________________________________
Branch No./Investor Acct. No./Ref. No.

________________________________________________________________________________
Print Name of Registered                   Authorized Signature for
Representative                             Branch Office+

+ By signing on this line I hereby represent that I have discharged my affirmative obligations under Sections 3(b) and 4(d) of Section 34 of the NASD Rules of Fair Practice and that I have reasonable grounds to believe, on the basis of information obtained from the applicant concerning his/her investment objectives, other investments, financial situation and needs, and any other information known by the member, that: (i) the applicant is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus; (ii) the applicant has a fair market net worth sufficient to sustain the risk inherent in the Trust, including lack of liquidity; (iii) an investment in the Trust is otherwise suitable for the applicant; and (iv) the applicant, along with one or more representatives, advisors or agents has the knowledge and experience in financial matters to be capable of evaluating the merits and risks of the offering. If this purchase is being executed in a discretionary account, the member has received prior written approval of the purchase by the customer. The member has informed the applicant of all pertinent facts relating to the liquidity and marketability of the Trust Units in the Trust.

================================================================================

       No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Trust since the date hereof or imply that the information contained herein is correct as of any time subsequent to its date.


                          ----------------------------


       Until 90 days after the date of this Prospectus, as amended or supplemented, all dealers effecting transaction in the Trust Units, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of the dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

================================================================================

================================================================================





                                500 TRUST UNITS


                           NATIONAL ENERGY RESOURCES
                                    TRUST-A

                                  -------------

                              P R O S P E C T U S

                                  -------------



                               November ___, 1996



================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


13.    EXPENSES OF ISSUANCE AND DISTRIBUTION(1).

         SEC Filing Fees  . . . . . . . . . . . . . . . . . .       $ 2,068.97
         Escrow . . . . . . . . . . . . . . . . . . . . . . .         7,700.00
         Printing and Engraving . . . . . . . . . . . . . . .        15,000.00
         Legal Fees . . . . . . . . . . . . . . . . . . . . .        22,500.00
         Accounting Fees  . . . . . . . . . . . . . . . . . .         3,500.00
         Miscellaneous Fees . . . . . . . . . . . . . . . . .         3,750.00
                                                                    ----------

             Total  . . . . . . . . . . . . . . . . . . . . .      $ 54,518.97
                                                                   ===========

---------------
(1)    All amounts are estimated except SEC filing fees.


14.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       California Corporations Laws provide that a director, officer, employee or agent of the Corporation may be indemnified against suit or other proceeding whether it were civil, criminal, administrative or investigative if he becomes a party to said lawsuit or proceeding by reason of the fact that he is a director, officer, employee or agent of the corporation. The compensation for indemnification includes judgments, fines and amounts paid in settlement actual and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

       However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been judged liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which the action or suit is brought shall determine that despite his liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for expenses such court shall deem proper.

       The By-Laws of the corporation outline the conditions under which any director or officer of the registrant may be indemnified. The By-laws provide that to the extent and in the manner permitted by the laws of the State of California, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.


15.    RECENT SALES OF UNREGISTERED SECURITIES.

       None.

16.    EXHIBITS.

NUMBER                           DESCRIPTION OF EXHIBIT
------                           ----------------------


  1.   (i)    Selling Agreement (previously filed)



       (ii)   Escrow Agreement (previously filed)


  3.   (i)    National Energy Articles of Incorporation (previously filed)

       (ii)   National Energy By-Laws (previously filed)

  4.   Trust Agreement of National Energy Resources Trust-A (previously filed)


  5.   Legal Opinion of Robertson & Williams, Inc. (previously filed)


  8.   Tax Opinion of Robertson & Williams, Inc. (included in Exhibit 5)

  10.  (i)    Conveyance of Production Payment (previously filed)

       (ii)   Form Operating Agreement (previously filed)

  23.  (i)    Consent of Robertson & Williams, Inc.

       (ii)   Consent of Museck & Museck



17.    UNDERTAKINGS.

       1.     The undersigned registrant hereby undertakes:

              (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424)(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       2. For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

       3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       5. The registrant will not identify to any third party any prospects which will go into or are likely to be placed into the investment program or are representative of prospects which may be placed into the program, whether such third party is a selling dealer or other party involved with making or directing investment decisions regarding the purchase of Trust Units, except to the extent such prospects have been identified in the prospectus, prospectus supplement or amendment thereto.

       6. To the extent a review of prospects or lease inventory is permitted to third parties, it will be:

              (a) only incidental to an underwriter's due diligence examination;

              (b) no reference to any specific property (unless such property is described in the prospectus, prospectus supplement or an amendment) will appear in any analysis or report on the program prepared by such third party; and

              (c) any third party prior to receiving permission to examine properties will agree to the above conditions, and the registrant will file a copy of such agreement(s) as exhibit(s) to the registration statement.

       7. No prospective investors or their representatives will be permitted to examine any prospects or reserve, inventory, or other data related thereto which is not described in the prospectus, prospectus supplement or amendment thereto.

       8. The registrant will send to each investor at least on an annual basis a detailed statement of any transaction by the Trust(s) with the trustee(s) or affiliates of such trustee(s), and of fees, commissions, compensation and other benefits paid or accrued to the trustee(s) for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

       9. An annual report on Form 10-K will be filed at the conclusion of the fiscal year following the year in which the registration statement is declared effective.

       10. A Form 8-K or final SR to reflect the expenditure of the proceeds of the offering will be filed.

       11. The prospectus will be supplemented at the close of formation of each Trust to state the number of participants in that Trust, the amount of Trust Units sold therein, the cumulative amount sold under all Trusts formed under the subject registration statement, the amount of Trust Units to be offered in the next Trust to be formed and in succeeding Trusts to be formed under the registration statement.

       12. Any unsold Trust Units will be deregistered upon termination of the offering.

       13. National Energy hereby undertakes to provide the Trustee at the closing instructions as to the issuance of trust certificates in such denominations as required to permit prompt delivery to each purchaser.

                                   SIGNATURES



       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Woodland Hills, State of California on November 14, 1996.




(Registrant)                            NATIONAL ENERGY RESOURCES TRUST SERIES A
                                        THROUGH L

                                        By: NATIONAL ENERGY RESOURCES, INC..
                                            Sponsor


                                        By: /s/ Marshall J. Field
                                            ----------------------------------
                                            Marshall J. Field
(Signature and Title)                       President, Chief Financial Officer
                                            and Director

                              INDEX TO EXHIBITS



NUMBER                           DESCRIPTION OF EXHIBIT
------                           ----------------------


  1.   (i)    Selling Agreement (previously filed)



       (ii)   Escrow Agreement  (previously filed)


  3.   (i)    National Energy Articles of Incorporation (previously filed)

       (ii)   National Energy By-Laws (previously filed)

  4.   Trust Agreement of National Energy Resources Trust-A (previously filed)


  5.   Legal Opinion of Robertson & Williams, Inc. (previously filed)


  8.   Tax Opinion of Robertson & Williams, Inc. (included in Exhibit 5)

  10.  (i)    Conveyance of Production Payment (previously filed)

       (ii)   Form Operating Agreement (previously filed)

  23.  (i)    Consent of Robertson & Williams, Inc.

       (ii)   Consent of Museck & Museck